EXECUTION COPY

Deal CUSIP 72913HAD9
Revolving Loan CUSIP 72913HAE7
CREDIT AGREEMENT

DATED AS OF MAY 15, 2019

AMONG

PLEXUS CORP.,

THE SUBSIDIARY BORROWERS PARTY HERETO,

THE LENDERS,

JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT
U.S. BANK NATIONAL ASSOCIATION,
AS SYNDICATION AGENT

PNC BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A.,
MUFG BANK, LTD., HSBC BANK USA, N.A., BANK OF THE WEST AND
WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS CO-DOCUMENTATION AGENTS

AND

JPMORGAN CHASE BANK, N.A. AND U.S. BANK NATIONAL ASSOCIATION,
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

i

ARTICLE IV CONDITIONS PRECEDENT	56
4.1. Initial Credit Extension	56
4.2. Each Credit Extension	58
4.3. Designation of a Subsidiary Borrower	58
ARTICLE V REPRESENTATIONS AND WARRANTIES	59
5.1. Existence and Standing	59
5.2. Authorization and Validity	59
5.3. No Conflict; Government Consent	60
5.4. Financial Statements	60
5.5. Material Adverse Change	60
5.6. Taxes	60
5.7. Litigation and Contingent Obligations	60
5.8. Subsidiaries	61
5.9. ERISA; Foreign Pension Plans	61
5.10. Accuracy of Information	61
5.11. Regulation U	61
5.12. Material Agreements	61
5.13. Compliance With Laws	61
5.14. Ownership of Properties	61
5.15. Plan Assets; Prohibited Transactions	62
5.16. Environmental Matters	62
5.17. Investment Company Act	62
5.18. Insurance	62
5.19. Solvency	62
5.20. No Default	63
5.21. Anti-Corruption Laws; Sanctions	63
5.22. EEA Financial Institutions	63
ARTICLE VI COVENANTS	63
6.1. Financial Reporting	63
6.2. Use of Proceeds	64
6.3. Notice of Material Events	65
6.4. Conduct of Business	66
6.5. Taxes	66
6.6. Insurance	66
6.7. Compliance with Laws and Material Contractual Obligations	66
6.8. Maintenance of Properties	66
6.9. Books and Records; Inspection	66
6.10. Indebtedness	66
6.11. Merger	67
6.12. Sale of Assets	67
6.13. Investments	68

6.14. Acquisitions	69
6.15. Liens	69
6.16. Affiliates	70
6.17. Restricted Payments	71
6.18. Financial Covenants	71
6.19. Guarantors	71
6.20. Successor Provisions	71
6.21. PATRIOT Act Compliance	71
ARTICLE VII DEFAULTS	72
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	74
8.1. Acceleration; Remedies	74
8.2. Application of Funds	75
8.3. Amendments	75
8.4. Preservation of Rights	76
ARTICLE IX GENERAL PROVISIONS	77
9.1. Survival of Representations	77
9.2. Governmental Regulation	77
9.3. Headings	77
9.4. Entire Agreement	77
9.5. Several Obligations; Benefits of this Agreement	77
9.6. Expenses; Indemnification	77
9.7. Numbers of Documents	78
9.8. Accounting	78
9.9. Severability of Provisions	79
9.10. Nonliability of Lenders	79
9.11. Confidentiality	80
9.12. Nonreliance	80
9.13. Disclosure	80
9.14. USA PATRIOT ACT NOTIFICATION	80
9.15. Guarantor Releases	81
9.16. Acknowledgement and Consent to Bail-In of EEA Financial Institutions	81
9.17. Material Non-Public Information	81
9.18. Existing Credit Agreement	82
ARTICLE X THE ADMINISTRATIVE AGENT	82
10.1. Appointment; Nature of Relationship	82
10.2. Powers	82
10.3. General Immunity	83
10.4. No Responsibility for Loans, Recitals, etc	83
10.5. Action on Instructions of Lenders	83
10.6. Employment of Administrative Agents and Counsel	84

10.7. Reliance on Documents; Counsel	84
10.8. Administrative Agent’s Reimbursement and Indemnification	86
10.9. Proceedings	86
10.10. Rights as a Lender	87
10.11. Lender Credit Decision, Legal Representation	87
10.12. Successor Administrative Agent	88
10.13. Administrative Agent and Arranger Fees	89
10.14. Delegation to Affiliates	89
10.15. Syndication Agent, Co-Documentation Agents, etc	89
10.16. No Advisory or Fiduciary Responsibility	89
10.17. Posting of Communications	90
10.18. Certain ERISA Matters	91
10.19. Interest Rates; LIBOR Notification	92
ARTICLE XI SETOFF; RATABLE PAYMENTS	93
11.1. Setoff	93
11.2. Ratable Payments	93
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	93
12.1. Successors and Assigns	93
12.2. Participations	94
12.3. Assignments	95
ARTICLE XIII NOTICES	97
13.1. Notices; Effectiveness; Electronic Communication	97
ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION	98
14.1. Counterparts; Effectiveness	98
14.2. Electronic Execution of Assignments	98
ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	99
15.1. Choice of Law	99
15.2. Consent to Jurisdiction	99
15.3. Waiver of Jury Trial	99
ARTICLE XVI CROSS-GUARANTEE	99

SCHEDULES

PRICING SCHEDULE
SCHEDULE 1 – Commitments
SCHEDULE 2 – LC Commitments
SCHEDULE 5.8 – Subsidiaries
SCHEDULE 5.14 – Properties
SCHEDULE 6.10 – Indebtedness
SCHEDULE 6.13 – Investments
SCHEDULE 6.15 - Liens

EXHIBITS

EXHIBIT A – Form of Opinion
EXHIBIT B – Form of Compliance Certificate
EXHIBIT C – Form of Assignment and Assumption Agreement
EXHIBIT D – Form of Borrowing Notice and Conversion/Continuation Notice
EXHIBIT E – Form of Note
EXHIBIT F – Form of Increasing Lender Supplement
EXHIBIT G – Form of Augmenting Lender Supplement
EXHIBIT H – List of Closing Documents
EXHIBIT I – Form of Borrowing Subsidiary Agreement
EXHIBIT J – Form of Borrowing Subsidiary Termination

v

CREDIT AGREEMENT
This Credit Agreement (this “Agreement”), dated as of May 15, 2019, is among Plexus Corp., the Subsidiary Borrowers from time to time party hereto, the Lenders and JPMorgan Chase Bank, N.A., as a Lender, an LC Issuer, a Swing Line Lender and as Administrative Agent. The parties hereto agree as follows:
ARTICLE I

DEFINITIONS
As used in this Agreement:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going-concern business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company; provided, however, that Customer Divestiture transactions are not considered Acquisitions for the purposes of this Agreement.
“Administrative Agent” means JPMorgan in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
“Advance” means a borrowing hereunder of Revolving Loans made by some or all of the Lenders, of the same Type, made, converted or continued on the same Borrowing Date or date of conversion or continuation, as applicable, consisting, in either case, of the aggregate amount of the several Revolving Loans of the same Type and, in the case of Eurocurrency Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.
“Affected Lender” is defined in Section 2.20.
“Affiliate” of any Person means any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, including, without limitation, such Person’s Subsidiaries.
“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as modified from time to time pursuant to the terms hereof. As of the Effective Date, the Aggregate Commitment is $350,000,000.
“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Revolving Exposure of all the Lenders; provided, that, clause (a) of the definition of Swing Line Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swing Line Loans.
“Aggregate Swing Line Sublimit” means the sum of the Swing Line Sublimits of each of the Swing Line Lenders, which, as of the Effective Date, is $12,000,000.

“Agreed Currencies” means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, Pounds Sterling and euro, and (iii) any other Eligible Currency which the Company requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to the Administrative Agent and all of the Lenders.
“Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) one percent (1.0%), (ii) the Prime Rate for such day, (iii) the sum of the NYFRB Rate for such day plus 0.50% per annum and (iv) the Eurocurrency Rate (without giving effect to the Applicable Margin) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) for Dollars plus 1.00%, provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period for Dollars, the Interpolated Rate) reported by the applicable financial information service at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.3, then the Alternate Base Rate shall be the greatest of clauses (i), (ii) and (iii) above and shall be determined without reference to clause (iv) above.
“Alternative Rate” has the meaning assigned to such term in Section 3.3(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the Bribery Act 2010 of the United Kingdom, as amended.
“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Available Aggregate Revolving Commitment at such time as set forth in the Pricing Schedule.
“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
“Approved Electronic Platform” has the meaning assigned to it in Section 10.17(a).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.
“Arrangers” means each of JPMorgan and U.S. Bank, and their respective successors, in their respective capacities as Joint Lead Arrangers and Joint Book Runners.

“Article” means an article of this Agreement unless another document is specifically referenced.
“Augmenting Lender” is defined in Section 2.26.
“Authorized Officer” means any of the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Executive Vice President, Chief Administrative Office, General Counsel and Secretary, or Treasurer of the applicable Borrower, acting singly.
“Available Aggregate Revolving Commitment” means, at any time, the aggregate Commitments then in effect minus the Aggregate Outstanding Credit Exposure at such time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin.
“Base Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.
“Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means the Company or any Subsidiary Borrower.
“Borrowing Date” means a date on which an Advance is made or a Facility LC is issued hereunder.
“Borrowing Notice” is defined in Section 2.8.
“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit I.
“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit J.

“Business Day” means:
(i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York; and Milwaukee, Wisconsin; provided that, for purposes of this clause (i), the term “Business Day” excludes (a) any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency and (b) if the Advances or Reimbursement Obligations which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, any day on which the TARGET2 payment system is not open for the settlement of payments in euro; and
(ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Collateralize” means to deposit in the Facility LC Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and the relevant LC Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest and (v) shares of money market mutual funds that are rated at least “AAAm” or “AAAG” by S&P or “P-1” or better by Moody’s.
“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Company on a fully-diluted basis, (ii) within any twelve-month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (x) nominated by the board of directors of the Company nor (y) appointed or approved by directors so nominated, (iii) any “Change in Control” (or words of like import), as defined in any agreement or indenture relating to any issuance of Indebtedness, shall occur, or (iv) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Subsidiary Borrower.

“Change in Law” means the adoption or taking effect of or change in (a) any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, treaty or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation, application or administration thereof by any Governmental or quasi-Governmental Authority, central bank or comparable agency charged with the interpretation, promulgation, implementation, application or administration thereof (including, notwithstanding the foregoing, all requests, rules, guidelines, requirements or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented), or (b) compliance by any Lender or applicable Lending Installation or LC Issuer with any of the foregoing set forth in clause (a) of this definition.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Co-Documentation Agent” means each of PNC Bank, National Association, Bank of America, N.A., MUFG Bank, Ltd., HSBC Bank USA, N.A., Bank of the West and Wells Fargo Bank, National Association in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.
“Collateral Shortfall Amount” is defined in Section 8.1.
“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and participate in Facility LCs issued upon the application of the applicable Borrower and Swing Line Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be modified (i) pursuant to Section 2.7, (ii) as a result of any assignment that has become effective pursuant to Section 12.3(c), or (iii) otherwise from time to time pursuant to the terms hereof; provided that at no time shall the Revolving Exposure of any Lender exceed its Commitment. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $350,000,000.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any LC Issuer by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
“Company” means Plexus Corp., a Wisconsin corporation, and its successors and assigns.
“Computation Date” is defined in Section 2.2.
“Consolidated EBIT” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid in cash or accrued, (iii) unusual or non-recurring non-cash expenses, charges or losses incurred other than in the ordinary course of business and (iv) non-cash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, (1) unusual or non-recurring income or gains realized other than in the ordinary course of business, (2) interest income, (3) income tax credits and refunds (to the extent not netted from tax expense in clause (ii) above) and (4) any cash payments made during such period in respect of items described in clauses (iii) or (iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Company and its Subsidiaries on a consolidated basis. For the purposes of calculating Consolidated EBIT for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBIT for such Reference Period shall be reduced by an amount equal to the Consolidated EBIT (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBIT (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBIT for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Administrative Agent in its reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.
“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid in cash or accrued, (iii) depreciation, (iv) amortization, (v) unusual or non-recurring non-cash expenses, charges or losses incurred other than in the ordinary course of business and (vi) non-cash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, (1) unusual or non-recurring income or gains realized other than in the ordinary course of business, (2) interest income, (3) income tax credits and refunds (to the extent not netted from tax expense in clause (ii) above) and (4) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Company and its Subsidiaries on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Administrative Agent in its reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.
“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP. For the purposes of calculating Consolidated Interest Expense for any Reference Period, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated Interest Expense for such Reference Period shall be reduced by an amount equal to the Consolidated Interest Expense (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Interest Expense (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated Interest Expense for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Administrative Agent in its reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Worth” means, as of any date of determination, shareholders’ equity of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date of determination.
“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date of determination.
“Consolidated Total Indebtedness” means at any time the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Control” means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion/Continuation Notice” is defined in Section 2.9.
“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.
“Customer Divestiture” means the necessary acquisition of Property of a new or existing customer by the Company or its Subsidiaries in order to transition from such customer services offered by the Company in its ordinary course of business. Such Property may include, but is not limited to, inventory, test fixtures, equipment, assignment/assumption of purchase commitments and hiring of personnel to ensure success of such transition. Customer Divestiture shall not include acquisition of real property of a customer of the Company.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event which but for the lapse of time or the giving of notice, or both, would, unless cured or waived, constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, any LC Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility LCs or Swing Line Loans) within two (2) Business Days of the date when due, (b)

has notified the Company, the Administrative Agent, any LC Issuer or any Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Company, each LC Issuer, each Swing Line Lender and each Lender.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollar” and “$” means the lawful currency of the United States of America.
“Dollar Amount” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any other currency, the Equivalent Amount of such amount, determined by the Administrative Agent pursuant to Section 2.2 and the definition of Equivalent Amount, as applicable.
“Domestic Subsidiary” means a Subsidiary of the Company incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, the United Kingdom (solely to the extent the United Kingdom is no longer a member state of the European Union and subsequently becomes a member of the European Economic Area), Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 8.3).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (i) a Lender; (ii) an Approved Fund; (iii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); or (v) the central bank of any country that is a member of the OECD; provided, however, that no Ineligible Institution shall qualify as an Eligible Assignee.
“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely traded and not restricted, in which deposits are customarily offered to banks in the London interbank market, convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, currency control or other exchange regulations are imposed in the country in which such currency is issued, or any other event occurs, in each case with the result that different types of such currency are introduced, such country’s currency is, (i) in the determination of the Administrative Agent, no longer readily available or freely traded, (ii) as to which, in the determination of the Administrative Agent, a Dollar Amount is not readily calculable or (iii) no longer a currency in which the Required Lenders are willing to make Loans (each of (i), (ii) and (iii), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and such country’s currency shall no longer be an Agreed Currency until such time as the Disqualifying Event(s) no longer exist, but in any event within five (5) Business Days of receipt of such notice from the Administrative Agent, the Company shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Amount of Loans in Dollars, subject to the other terms contained in Article II.

“Eligible Subsidiary” means any Wholly-Owned Subsidiary of the Company that is approved from time to time by the Administrative Agent and each of the Lenders.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of human health and the environment, (ii) personal injury or property damage relating to the release or discharge of Hazardous Materials, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“Equivalent Amount” of any currency other than Dollars (a “Foreign Currency”), at any date of determination thereof, means (a) if such amount is expressed in a Foreign Currency constituting an Agreed Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such other Agreed Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such other Agreed Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (b) if such amount is denominated in any other Foreign Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA

Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“EU” means the European Union.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“euro” and/or “EUR” means the single currency of the participating member states of the EU.
“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.
“Eurocurrency Base Rate” means, with respect to a Eurocurrency Advance denominated in any Agreed Currency for the relevant Interest Period, the greater of (a) zero percent (0.0%) and (b) the LIBO Screen Rate as of 11:00 a.m. (London time) on the Quotation Date for such Agreed Currency for such Interest Period, and having a maturity equal to such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the Eurocurrency Base Rate for such Agreed Currency and such Interest Period shall be the Interpolated Rate. It is understood and agreed that all of the terms and conditions of this definition of “Eurocurrency Base Rate” shall be subject to Section 3.3. Notwithstanding the foregoing, the initial LIBO Screen Rate in respect of any Specified Eurocurrency Advance shall be the LIBO Screen Rate for the applicable Agreed Currency as of the applicable date specified in the definition of Specified Eurocurrency Advance.
“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.
“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.
“Event of Default” is defined in Article VII.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and only to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, each LC Issuer, and the Administrative Agent, (i) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Lender, such LC Issuer or the Administrative Agent is incorporated or is organized or in which its principal executive office is located or, in the case of a Lender, in which such Lender’s applicable Lending Installation is located, (ii) in the case of a Non-U.S. Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to the laws in effect at the time such Non-U.S. Lender becomes a party to this Agreement or designates a new Lending Installation, except in each case to the extent that, pursuant to Section 3.5(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, or is attributable to the Non-U.S. Lender’s failure to comply with Section 3.5(f), and (iii) any U.S. federal withholding Taxes imposed by FATCA.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Existing Credit Agreement” is defined in Section 4.1(f).
“Extended Termination Date” is defined in Section 2.25(a).
“Extension” is defined in Section 2.25(a).
“Extension Amendments” is defined in Section 2.25(e).
“Extension Offer” is defined in Section 2.25(a).
“Facility LC” is defined in Section 2.19(a).
“Facility LC Application” is defined in Section 2.19(c).
“Facility LC Collateral Account” is defined in Section 2.19(k).
“Facility Termination Date” means (a) May 15, 2024, or any later date as may be specified as the Facility Termination Date in accordance with Section 2.25, provided that, in each case, if such date is not a Business Day, the Facility Termination Date shall be the immediately preceding Business Day, or (b) any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” is defined in Section 10.13.
“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement or any kind that is not subject to U.S. law and that is established, maintained or contributed to by the Company or any of its Subsidiaries or Affiliates in respect of which the Company or any of its Subsidiaries or Affiliates has any liability, obligation or contingent liability.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each LC Issuer, such Defaulting Lender’s ratable share of the LC Obligations with respect to Facility LCs issued by such LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to each Swing Line Lender, such Defaulting Lender’s ratable share of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funds Transfer and Deposit Account Liability” means any banking services that are provided to the Company or any Subsidiary by the Administrative Agent, any LC Issuer or any other Lender or any of their respective Affiliates, including without limitation: (a) credit cards, (b) credit card and merchant processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including without limitation, controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 9.8.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).
“Guarantor” means each Material Domestic Subsidiary that is a party to the Guaranty, either on the date hereof or pursuant to the terms of Section 6.19, and their respective successors and assigns.
“Guaranty” means that certain Guaranty dated as of the Effective Date executed by each of the Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time subject to the terms hereof and thereof.
“Hazardous Material” means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated or which can give rise to liability under any Environmental Law.
“Hedging Liability” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Hedging Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions.
“Hedging Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Company or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable law stated as a rate per annum.
“IBA” has the meaning assigned to such term in Section 10.19.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Base Rate”.
“Increasing Lender” is defined in Section 2.26.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.26.
“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.26.
“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money (including the Obligations hereunder), (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) obligations of such Person as an account party with respect to standby and commercial letters of credit, (viii) Contingent Obligations of such Person, (ix) Net Mark-to-Market Exposure under Hedging Transactions, (x) Receivables Transaction Attributed Indebtedness; provided, that Receivables Transaction Attributed Indebtedness associated with a Permitted Factoring Transaction shall only be required to be included in this definition of “Indebtedness” to the extent such Permitted Factoring Transaction is recharacterized as indebtedness rather than a purchase, and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.
“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its direct or indirect parent company, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Company, any of its Subsidiaries or any of its Affiliates; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consists of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
“Interest Differential” is defined in Section 3.4.
“Interest Period” means, with respect to a Eurocurrency Advance, a period of one (1), two (2), three (3) or, if available, six (6) months commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2), three (3) or six (6) months thereafter, as the case may be, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, as applicable, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month, as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. Notwithstanding the foregoing, the initial Interest Period in respect of any Specified Eurocurrency Advance shall be the applicable period specified in the definition of Specified Eurocurrency Advance.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees of the Company and its Subsidiaries made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“LC Commitment” means, with respect to each LC Issuer, the commitment of such LC Issuer to issue Facility LCs hereunder. The initial amount of each LC Issuer’s LC Commitment is set forth on Schedule 2, or if an LC Issuer has entered into an assignment substantially in the form of Exhibit C (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) or has otherwise assumed an LC Commitment after the Effective Date, the amount set forth for such LC Issuer as its LC Commitment in the Register maintained by the Administrative Agent. The LC Commitment of an LC Issuer may be modified from time to time by agreement between such LC Issuer and the Company, and notified to the Administrative Agent.
“LC Fee” is defined in Section 2.19(d).
“LC Issuer” means each of JPMorgan (or any Lending Installation thereof) and U.S. Bank (or any Lending Installation thereof), in their respective capacities as issuers of Facility LCs hereunder.
“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.
“LC Payment Date” is defined in Section 2.19(e).
“Lenders” means the lending institutions listed on Schedule 1 to this Agreement and any other Person that shall have become a party hereto pursuant to an assignment substantially in the form of Exhibit C (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) or otherwise, and their respective successors and assigns, other than any such Person that ceases to be a party hereto pursuant to an assignment or otherwise. Unless otherwise specified, the term “Lenders” includes each Swing Line Lender and each LC Issuer.
“Lending Installation” means, with respect to a Lender, a LC Issuer or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender, such LC Issuer or the Administrative Agent on its Administrative Questionnaire (in the case of a Lender or LC Issuer) or otherwise selected by such Lender, such LC Issuer or the Administrative Agent pursuant to Section 2.17.
“Leverage Ratio” means, as of any date of calculation, the ratio of (i) Consolidated Total Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the Company’s then most-recently ended four (4) fiscal quarters.
“LIBO Screen Rate” means, for any day and time, with respect to any Advance denominated in any Agreed Currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means the loans made by the Lenders to the Borrowers pursuant to this Agreement (including a Swing Line Loan unless otherwise provided).

“Loan Documents” means this Agreement, the Facility LC Applications and any agreements evidencing Reimbursement Obligations owing to an LC Issuer, the Guaranty, the Fee Letters, any Note or Notes executed by the Company in connection with this Agreement and payable to a Lender, and any other document or agreement, now or in the future, executed by the Company for the benefit of the Administrative Agent or any Lender in connection with this Agreement.
“Loan Party” or “Loan Parties” means, individually or collectively, the Borrowers and the Guarantors.
“Local Time” means (i) Milwaukee, Wisconsin time in the case of a Loan, Advance or Reimbursement Obligation denominated in Dollars and (ii) local time in the case of a Loan, Advance or Reimbursement Obligation denominated in an Agreed Currency other than Dollars (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).
“Material Acquisition” means any Permitted Acquisition that involves the payment of consideration by the Company and its Subsidiaries in excess of $25,000,000.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or any Guarantor to perform, on a consolidated basis, their respective obligations under the Loan Documents to which they are party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuers or the Lenders under the Loan Documents.
“Material Disposition” means any sale, transfer or disposition of Property or series of related sales, transfers, or dispositions of Property (other than in the ordinary course of business) that yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000.
“Material Domestic Subsidiary” means each Domestic Subsidiary (other than any special-purpose entity created solely to engage in Qualified Receivables Transactions permitted hereunder) (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.1(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1(a) or (b), the most recent financial statements referred to in Section 5.4), contributed greater than two and one half percent (2.5%) of Consolidated EBITDA for such period or (ii) which contributed greater than two and one half percent (2.5%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds five percent (5.0%) of Consolidated EBITDA for any such period or five percent (5.0%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries (other than any special-purpose entity created solely to engage in Qualified Receivables Transactions permitted hereunder) as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries.
“Material Indebtedness” means Indebtedness of the Company or any Subsidiary in an outstanding principal amount of $25,000,000 or more in the aggregate (or the Equivalent Amount thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement, document or instrument under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
“Maximum Foreign Currency Amount” means $50,000,000.
“Minimum Collateral Amount” means, with respect to a Defaulting Lender, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of each LC Issuer with respect to such Defaulting Lender for all Facility LCs issued and outstanding by such LC Issuer at such time and (ii) otherwise, an amount determined by the Administrative Agent and the LC Issuers in their sole discretion.
“Minimum Extension Condition” is defined in Section 2.25(d).
“Modify” and “Modification” are defined in Section 2.19(a).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedging Transactions. As used herein, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedging Transaction as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-U.S. Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Note” is defined in Section 2.13.
“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of June 15, 2018, evidencing a $150,000,000 note facility, by and among the Company and the purchasers from time to time party thereto, together with the agreements, documents and instruments delivered together therewith, in each case as amended, modified, extended, renewed, replaced or refinanced from time to time.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Company and its Subsidiaries to the Lenders or to any Lender, the Administrative Agent, any LC Issuer or any indemnified party arising under the Loan Documents, or to the Lenders or any of their Affiliates with respect to any Funds Transfer and Deposit Account Liability or any Hedging Liability; provided, that “Obligations” shall exclude all Excluded Swap Obligations of any Loan Party for purposes of determining any obligations of such Loan Party.
“OECD” means the Organisation for Economic Co-operation and Development.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.–managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Eurocurrency Base Rate” means, for any day, with respect to a Swing Line Loan, the greater of (a) zero percent (0.0%) and (b) the LIBO Screen Rate as of 11:00 a.m. (London time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) for overnight deposits of Dollars.  It is understood and agreed that all of the terms and conditions of this definition of “Overnight Eurocurrency Base Rate” shall be subject to Section 3.3.  For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Overnight Eurocurrency Base Rate, such interest rate shall change as and when the Overnight Eurocurrency Base Rate shall change.
“Overnight Eurocurrency Loan” means a Swing Line Loan which, except as otherwise provided in Section 2.11, bears interest at the Overnight Eurocurrency Rate.
“Overnight Eurocurrency Rate” means, for any day, with respect to a Swing Line Loan, the sum of (a) the quotient of (i) the Overnight Eurocurrency Base Rate as of such date, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period as of such date, plus (b) the Applicable Margin for Eurocurrency Loans.
“Overnight Foreign Currency Rate” means, for any amount payable in a currency other than Dollars, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Extension, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
“Participant” is defined in Section 12.2(a).
“Participant Register” is defined in Section 12.2(c).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“Payment Date” means the last Business Day of each March, June, September and December.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Acquisition” means any Acquisition made by the Company or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Company’s or a line of business incidental thereto, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (e) the Company shall have furnished to the Administrative Agent a certificate demonstrating in reasonable detail pro forma compliance with the financial covenants contained in Section 6.18 for the four (4) fiscal quarter period most recently ended prior to the date of such Acquisition, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period.
“Permitted Factoring Transaction” means a receivables sale transaction in which the Company or any Subsidiary agrees to sell certain accounts receivable of the Company or such Subsidiary to a counterparty pursuant to an accelerated payment program established by a customer of the Company or such Subsidiary in order to secure early payment and to improve working capital; provided, that (i) the counterparty to which the receivable is sold is vetted through the Company’s internal process validating the creditworthiness of such counterparty and all of the terms and conditions of such transaction and any amendments, modifications, supplements, refinancing or replacements thereof at any time, including without limitation the amount and type of any recourse to the Company or any Subsidiary with respect to the assets transferred, is approved by the chief financial officer of the Company, (ii) any discount provided on any such receivables sale transactions is consistent with prevailing market practices, (iii) a true sale opinion has been obtained (if required by applicable accounting rules or by the Company) and the Company or its Subsidiary is accounting for such as a true sale without recourse and (iv) the aggregate face amount of all receivables sold does not exceed during any twelve-month period 40% of all sales during such period.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any Governmental Authority or any subdivision, agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any ERISA Affiliate may have any liability.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors of the Federal Reserve System in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors of the Federal Reserve System (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Pro Rata Share” means, with respect to a Lender, with respect to Revolving Loans, LC Obligations or Swing Line Loans, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Commitments of all Lenders, provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (i) such Lender’s Revolving Exposure at such time by (ii) the Aggregate Outstanding Credit Exposure at such time; provided, further, that when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Commitments of all Lenders (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment (except that no Lender is required to fund or participate in Revolving Loans, Swing Line Loans or Facility LCs to the extent that, after giving effect thereto, the aggregate amount of its outstanding Revolving Loans and funded or unfunded participations in Swing Line Loans and Facility LCs would exceed the amount of its Commitment (determined as though no Defaulting Lender existed)).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchasers” is defined in Section 12.3(a).
“Qualified Receivables Transaction” means any transaction or series of transactions other than a Permitted Factoring Transaction that may be entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto; provided, that (i) all of the terms and conditions of such transaction or series of transactions and any amendments, modifications, supplements, refinancing or replacements thereof at any time, including without limitation the amount and type of any recourse to the Company or any Subsidiary with respect to the assets transferred, are approved by the chief financial officer of the Company and the Administrative Agent, (ii) any discount provided on any such receivables sale transaction is not greater than the 3-month LIBOR rate plus three percent (3%) of the gross amount of the invoice, (iii) a true sale opinion has been obtained and the Company or its Subsidiary is accounting for such as a true sale without recourse, (iv) the Receivables Transaction Attributed Indebtedness and/or Indebtedness incurred in such transaction or series of transactions does not exceed the greater of (x) $115,000,000 and (y) 20% of Consolidated Net Worth (Consolidated Net Worth to be determined as of the end of the immediately preceding fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(a) or (b) (or, if prior to any such date, the most recent quarterly financial statements referenced in Section 5.4)) at any time and (v) any Subsidiary or other special-purpose entity created solely to engage in Qualified Receivables Transactions shall not engage in any activities other than in connection with the financing of accounts or notes receivable, and no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity shall be guaranteed by the Company or any other Subsidiary of the Company, shall be recourse to the Company, any other Subsidiary of the Company or their respective property or shall otherwise obligate the Company or any other Subsidiary of the Company in any way.
“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, (a) if the related Advance is denominated in Dollars, two (2) Business Days before the first day of that period, (b) if the related Advance is denominated in euro, two (2) TARGET Days before the first day of such period and (c) if the related Advance is denominated in Pounds Sterling, the first day of such period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Base Rate for such currency is to be determined, in which case the Quotation Date will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Date will be the last of those days)).
“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of (or under such other agreements, instruments or documents otherwise evidencing) any Permitted Factoring Transaction or Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Permitted Factoring Transaction or Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.
“Register” is defined in Section 12.3(d).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.19 to reimburse the LC Issuers for amounts paid by the LC Issuers in respect of any one or more drawings under Facility LCs.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.
“Reports” is defined in Section 9.6.

“Required Lenders” means, subject to Section 2.22,
(a)    at any time prior to the termination or expiration of the Commitments, Lenders having Revolving Exposures (provided, that, as to any Lender, clause (a) of the definition of “Swing Line Exposure” shall only be applicable in calculating a Lender’s Revolving Exposure to the extent such Lender shall have funded its respective participations in the outstanding Swing Line Loans) and Unfunded Commitments representing more than fifty percent (50%) of the sum of the Aggregate Outstanding Credit Exposure and Unfunded Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Section 8.1 or for purposes of terminating the Commitments, then, in the event a Lender has not funded its participations in Swing Line Loans within one Business Day of such Lender’s receipt of notice from the Administrative Agent or a Swing Line Lender pursuant to Section 2.4(d) (such amount, the “Swing Line Unfunded Amount”) and until such time as such Swing Line Unfunded Amount is actually funded by such Lender, (i) the Unfunded Commitment of each such Lender shall be deemed to be reduced by such Swing Line Unfunded Amount and (ii) the Unfunded Commitment of the applicable Swing Line Lender shall be deemed to be increased by such Swing Line Unfunded Amount; and
(b)    at any time following the termination or expiration of the Commitments, Lenders holding more than fifty percent (50%) of the Aggregate Outstanding Credit Exposure at such time; provided that, for purposes of calculating Revolving Exposure in connection with this clause (b), the Swing Line Exposure of each Lender shall be its Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Loans at such time; provided further that the Swing Line Exposure of any Lender who fails to fund its participation in Swing Line Loans within one Business Day of such Lender’s receipt of notice from the Administrative Agent or a Swing Line Lender pursuant to Section 2.4(d) shall be deemed to be held by the applicable Swing Line Lender in making such determination until such Lender shall have funded its participation in such Swing Line Loans.
“Reserve Requirement” means, with respect to an Interest Period, the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board of Governors of the Federal Reserve System, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any equity interest in the Company or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Company or any Subsidiary thereof or any option, warrant or other right to acquire any such equity interest in the Company or any Subsidiary thereof.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal Dollar Amount of such Lender’s Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (iii) an amount equal to its Swing Line Exposure at such time.
“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).
“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, any country, territory or region which is itself the subject or target of any comprehensive Sanctions.
“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (d) any Person 50% or more owned, directly or indirectly, by any of the above, or (e) any Person otherwise the subject of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Specified Eurocurrency Advance” means any Eurocurrency Advance made to the Company on the Effective Date in respect of which the Eurocurrency Base Rate is determined by reference to (a) the LIBO Screen Rate as of April 29, 2019 for a one-month period ending on May 29, 2019, (b) the LIBO Screen Rate as of May 8, 2019 for a one-month period ending on June 10, 2019 or (c) the LIBO Screen Rate as of May 13, 2019 for a one-month period ending on June 13, 2019, in each case, as specified by the Company in the Borrowing Notice delivered to the Administrative Agent prior to the Effective Date.
“Stated Rate” is defined in Section 2.21.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or Controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.
“Subsidiary Borrower” means any Eligible Subsidiary that becomes a Subsidiary Borrower pursuant to Section 2.27 and that has not ceased to be a Subsidiary Borrower pursuant to such Section.
“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, (a) Property which represents more than 15% of the Consolidated Total Assets of the Company and its Subsidiaries taken as a whole or (b) Property which is responsible for more than 15% of the Consolidated Net Income of the Company and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month (or, if prior to such first delivery hereunder, the most recent financial statements referenced in Section 5.4). Notwithstanding the foregoing, clause (b) of this definition shall be disregarded solely for purposes of determining compliance with Section 6.12(d).
“swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Counterparty” means, with respect to any swap with the Administrative Agent, any LC Issuer or any other Lender or any Affiliate of any of the foregoing, any Person or entity that is or becomes a party to such swap.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any swap between the Administrative Agent, any LC Issuer or any other Lender or any Affiliate of any of the foregoing and one or more Swap Counterparties.
“Swing Line Borrowing Notice” is defined in Section 2.4(b).
“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be the sum of (a) its Pro Rata Share of the total Swing Line Exposure at such time other than with respect to any Swing Line Loans made by such Lender in its capacity as a Swing Line Lender and (b) the aggregate principal amount of all Swing Line Loans made by such Lender as a Swing Line Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swing Line Loans).
“Swing Line Lender” means each of JPMorgan and U.S. Bank or such other Lender which may succeed to their respective rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.
“Swing Line Loan” means a Loan made available to the Company by a Swing Line Lender pursuant to Section 2.4.
“Swing Line Sublimit” means the maximum principal amount of Swing Line Loans each Swing Line Lender may have outstanding to the Company at any one time, which, as of the Effective Date, is $6,000,000 with respect to JPMorgan as a Swing Line Lender and $6,000,000 with respect to U.S. Bank as a Swing Line Lender.

“Syndication Agent” means U.S. Bank.
“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.
“TARGET Day” means any day on which TARGET is open for settlement of payments in euro.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.
“Transferee” is defined in Section 12.3(e).
“Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.
“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Unfunded Commitment” means, with respect to each Lender, the Commitment of such Lender less its Revolving Exposure; provided, that, as to any Lender, clause (a) of the definition of “Swing Line Exposure” shall only be applicable in calculating a Lender’s Credit Exposure to the extent such Lender shall have funded its respective participations in the outstanding Swing Line Loans.
“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or Controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or Controlled.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. For purposes of this Agreement, Loans may be classified and referred to by class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by class and Type (e.g., a “Eurocurrency Revolving Loan”). Advances also may be classified and referred to by class (e.g., a “Revolving Advance”) or by Type (e.g., a “Eurocurrency Advance”) or by class and Type (e.g., a “Eurocurrency Revolving Advance”).

ARTICLE II
THE CREDITS
2.1.    Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrowers in Agreed Currencies and participate in Facility LCs issued upon the request of the Borrowers, provided that, (i) after giving effect to the making of each such Loan and the issuance of each such Facility LC, the Dollar Amount of such Lender’s Revolving Exposure shall not exceed its Commitment, (ii) after giving effect to the making of each such Loan and the issuance of each such Facility LC, the aggregate Dollar Amount of the Aggregate Outstanding Credit Exposure in Agreed Currencies other than Dollars shall not exceed the Maximum Foreign Currency Amount, and (iii) all Base Rate Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. Unless previously terminated, all Commitments shall terminate on the Facility Termination Date. The LC Issuers will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.
2.2.    Determination of Dollar Amounts; Required Payments; Termination. The Administrative Agent will determine the Dollar Amount of: (a) each Advance as of the Borrowing Date or, if applicable, date of conversion/continuation of such Advance, (b) each Facility LC as of (i) the date on which such Facility LC is issued, (ii) the first Business Day of each calendar month and (iii) the date of any Modification of such Facility LC that has the effect of increasing the face amount thereof or extending the maturity thereof, and (c) all outstanding Advances and Facility LCs and Reimbursement Obligations on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders. Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Advance, Facility LC or Reimbursement Obligation, as the case may be, for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of (i) the Revolving Exposure of any Lender exceeds such Lender’s Commitment, (ii) the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment or (iii) the aggregate Dollar Amount of the Aggregate Outstanding Credit Exposure in Agreed Currencies other than Dollars exceeds the Maximum Foreign Currency Amount, then, in each case, the Borrowers shall immediately make a payment on the Loans or Cash Collateralize LC Obligations in an account with the Administrative Agent pursuant to Section 2.19(k) sufficient to eliminate such excess. The Borrowers hereby unconditionally promise to pay in full the Aggregate Outstanding Credit Exposure and all other unpaid Obligations of the Borrowers under this Agreement and the other Loan Documents on the Facility Termination Date.
2.3.    Ratable Loans; Types of Advances. Each Revolving Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans of the same Type made from the several Lenders ratably according to their Pro Rata Shares. The Revolving Advances may be Base Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the Company in accordance with Section 2.4.
2.4.    Swing Line Loans.
(a)    Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, each Swing Line Lender may, at its option, on the terms and conditions set forth in this Agreement, make Swing Line Loans in Dollars to the Company from time to time in an aggregate principal amount not to exceed its respective Swing Line Sublimit, provided that (i) the aggregate principal amount of the Swing Line Loans of all Swing Line Lenders shall not exceed the Aggregate Swing Line Sublimit, (ii) the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and (iii) at no time shall the sum of (x) each Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (y) the outstanding Dollar Amount of Revolving Loans made by such Swing Line Lender pursuant to Section 2.1, plus (z) such Swing Line Lender’s Pro Rata Share of the LC Obligations, exceed such Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement (including, without limitation, the discretion of the Swing Line Lenders), the Company may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.
(b)    Borrowing Notice. In order to borrow a Swing Line Loan, the Company shall deliver to the Administrative Agent and the relevant Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 12:00 noon (Milwaukee time) on the Borrowing Date of such Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), (ii) the interest rate applicable to such Swing Line Loan (which shall be selected by the Company in accordance with Section 2.10) and (iii) the aggregate amount of the requested Swing Line Loan, which shall be an integral multiple of $100,000.
(c)    Making of Swing Line Loans; Participations. Not later than 2:00 p.m. (Milwaukee time) on the applicable Borrowing Date, the relevant Swing Line Lender shall make available the requested Swing Line Loan, in funds immediately available, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the relevant Swing Line Lender available to the Company on the Borrowing Date at the Administrative Agent’s aforesaid address. Each time that a Swing Line Loan is made by a Swing Line Lender pursuant to this Section 2.4(c), the relevant Swing Line Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such Swing Line Lender a participation in such Swing Line Loan in proportion to its Pro Rata Share.
(d)    Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Company on the date selected by the Administrative Agent. In addition, any Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan it has made, require each Lender to fund the participation acquired by such Lender pursuant to Section 2.4(c) or require each Lender (including the Swing Line Lenders) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 12:00 noon (Milwaukee time) on the date of any notice received pursuant to this Section 2.4(d), each Lender shall make available its required Revolving Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.4(d) shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the relevant Swing Line Lender, prior to such Swing Line Lender’s making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(d) to repay Swing Line Loans or to fund the participation acquired pursuant to Section 2.4(c) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Loan Party, the Administrative Agent, any Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of any Loan

Party, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4(d), interest shall accrue thereon at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each day during the period commencing on the date of demand and ending on the date such amount is received and the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. On the Facility Termination Date, the Company shall repay in full the outstanding principal balance of the Swing Line Loans.
(e)    A Swing Line Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swing Line Lender and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swing Line Lender. From and after the effective date of any such replacement, (x) the successor Swing Line Lender shall have all the rights and obligations of the replaced Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require. After the replacement of a Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to its replacement, but shall not be required to make additional Swing Line Loans.
(f)    Subject to the appointment and acceptance of a successor Swing Line Lender, the Swing Line Lender may resign as Swing Line Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, the Swing Line Lender shall be replaced in accordance with Section 2.4(e) above.
2.5.    Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Revolving Commitment from the Effective Date to and including the Facility Termination Date, payable quarterly in arrears in Dollars on each Payment Date and on the Facility Termination Date. Swing Line Loans shall not count as usage of the Aggregate Commitment for the purpose of calculating the commitment fee due hereunder; provided that the relevant Swing Line Loans will count as usage of each Swing Line Lender's Commitment for the purpose of calculating the commitment fee due hereunder.
2.6.    Minimum Amount of Each Revolving Advance. Each Eurocurrency Revolving Advance shall be in the minimum amount of $2,000,000 and incremental amounts in integral multiples of $100,000, and each Base Rate Revolving Advance (other than an Advance to repay Swing Line Loans or Reimbursement Obligations pursuant to Section 2.19(f)) shall be in the minimum amount of $1,000,000 and incremental amounts in integral multiples of $100,000, provided, however, that any Base Rate Revolving Advance may be in the amount of the Available Aggregate Revolving Commitment.
2.7.    Reductions in Aggregate Commitment; Optional Principal Payments. The Company may permanently reduce the aggregate Commitments of the Lenders in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least five (5) Business Days’ prior written notice to the Administrative Agent by 2:00 p.m. (Milwaukee time), which notice shall specify the amount of any such reduction, provided, however, that the amount of the aggregate Commitments of the Lenders may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder. The Borrowers may from time to time pay, without penalty or premium, all outstanding Base Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000, any portion of the aggregate outstanding Base Rate Advances (other than Swing Line Loans) upon same day notice by 11:00 a.m. (Milwaukee time) to the Administrative Agent. The Company may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the relevant Swing Line Lender by 11:00 a.m. (Milwaukee time) on the date of repayment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $100,000, any portion of the aggregate outstanding Eurocurrency Advances upon at least two (2) Business Days’ prior written notice to the Administrative Agent by 11:00 a.m. (Milwaukee time).
2.8.    Method of Selecting Types and Interest Periods for New Advances. The applicable Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time. For Revolving Loans, the applicable Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit D or any other form approved by the Administrative Agent (a “Borrowing Notice”) not later than (x) 1:30 p.m. (Milwaukee time) on the Borrowing Date of each Base Rate Revolving Advance (other than a Swing Line Loan), (y) 3:00 p.m. (Local Time) three (3) Business Days before the Borrowing Date for each Eurocurrency Revolving Advance in Dollars and (z) 1:00 p.m. (New York City time) four (4) Business Days before the Borrowing Date for each Eurocurrency Revolving Advance in a currency other than Dollars, in each case, specifying:

(i)	the name of the applicable Borrower,

(ii)	the Borrowing Date, which shall be a Business Day, of such Advance,

(iii)	the aggregate amount of such Advance,

(iv)	the Type of Advance selected,

(v)	in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto, and

(vi)	the location and number of the applicable Borrower’s account to which funds are to be disbursed.
Not later than 12:00 noon (Milwaukee time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address.
2.9.    Conversion and Continuation of Outstanding Advances; Maximum Number of Interest Periods. Base Rate Advances (other than Swing Line Loans) shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurocurrency Advance denominated in Dollars shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Base Rate Advance unless (x) such

Eurocurrency Advance is or was repaid in accordance with Section 2.7 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Each Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.7 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the applicable Borrower may elect from time to time to convert all or any part of a Base Rate Advance (other than a Swing Line Loan) into a Eurocurrency Advance. The applicable Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit D or any other form approved by the Administrative Agent (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Eurocurrency Advance, conversion of a Eurocurrency Advance to a Base Rate Advance, or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Milwaukee time) at least two (2) Business Days (four (4) Business Days for Eurocurrency Advances in currencies other than Dollars) prior to the date of the requested conversion or continuation, specifying:

(i)	the name of the applicable Borrower,

(ii)	the requested date, which shall be a Business Day, of such conversion or continuation,

(iii)	the Agreed Currency amount and Type of the Advance which is to be converted or continued, and

(iv)	the amount of such Advance which is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto.
After giving effect to all Advances, all conversions of Advances from one Type to another and all continuations of Advances of the same Type, there shall be no more than eight (8) Interest Periods in effect hereunder.
Notwithstanding anything to the contrary in this Agreement, (a) any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender and (b) this Section shall not be construed to permit any Borrower to (i) elect an Interest Period for Eurocurrency Advance that does not comply with Section 2.10 or (ii) convert any Advance to an Advance of a Type not available under such Advance.
2.10.    Interest Rates. Each Base Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Base Rate Advance pursuant to Section 2.9, to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Base Rate for such day; provided, that if a Base Rate Advance is due as a result of an Event of Default or is otherwise outstanding during the continuance of an Event of Default, the Base Rate shall continue to apply thereto plus such other amounts as required under Section 2.11. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to, at the Company’s option, (i) the Alternate Base Rate for such day plus an applicable margin agreed between the Company and the relevant Swing Line Lender or (ii) the Overnight Eurocurrency Rate. Changes

in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.8 and 2.9 and the Pricing Schedule. No Interest Period may end after the Facility Termination Date.
2.11.    Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Sections 2.8, 2.9 or 2.10, during the continuance of a Default or Event of Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance. During the continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Advance in an Agreed Currency other than Dollars shall be converted to an Advance in the Approximate Equivalent Amount in Dollars, (ii) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2.00% per annum, (iii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2.00% per annum, and (iv) the LC Fee shall be increased by 2.00% per annum, provided that, during the continuance of an Event of Default under Sections 7.6 or 7.7, the interest rates set forth in clauses (ii) and (iii) above and the increase in the LC Fee set forth in clause (iv) above shall be applicable automatically to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. After an Event of Default has been waived, the interest rate applicable to advances and the LC Fee shall revert to the rates applicable prior to the occurrence of an Event of Default.
2.12.    Method of Payment.
(a)    Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations of the Borrowers under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by 12:00 noon (Milwaukee time) on the date when due and shall (except (i) with respect to repayments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the relevant LC Issuer has not been fully indemnified by the Lenders, or (iii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge any account of the Borrowers maintained with JPMorgan for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to each LC Issuer, in the case of payments required to be made by the Borrowers to such LC Issuer pursuant to Section 2.19(f).
(b)    Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency, or any other event occurs, in each case with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or would no longer be an Eligible Currency or the Borrowers are not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.
2.13.    Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.
(c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.
(d)    Any Lender may request that its Loans be evidenced by promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit E, with appropriate changes for notes evidencing Revolving Loans or Swing Line Loans (each a “Note”). In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b) (i) and (ii) above.
2.14.    [Reserved].
2.15.    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance and each Swing Line Loan shall be payable on each Payment Date, commencing with the first such Payment Date to occur after the date hereof, and on the Facility Termination Date. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and on the Facility Termination Date. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.11 shall be payable on demand. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that (a) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be calculated for actual days elapsed on the basis of a year of 365 days (or 366 days in a leap year), (b) interest on Loans in Pounds Sterling shall be calculated for actual days elapsed on the basis of a 365-day year and (c) interest on Loans in Agreed Currencies (other than Dollars and Pounds Sterling) for which a 365/366-day year is the market convention for such calculations shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Local Time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment, inclusive of interest accrued through the next succeeding Business Day, shall be made on such next succeeding Business Day. The applicable Alternate Base Rate, Eurocurrency Base Rate, Eurocurrency Rate, Overnight Eurocurrency Base Rate or Overnight Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
2.16.    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from an LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the currency and interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.17.    Lending Installations. Each Lender may book its Advances and its participation in any LC Obligations and each LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and LC Issuer may, by written notice to the Administrative Agent and the Company in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.
2.18.    Non-Receipt of Funds by the Administrative Agent. Unless the applicable Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of amounts denominated in an Agreed Currency other than Dollars) or (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.19.    Facility LCs.
(a)    Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit denominated in Dollars or other Agreed Currencies (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of any Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate Dollar Amount of the outstanding LC Obligations shall not exceed $10,000,000, (ii) the aggregate Dollar Amount of the Aggregate Outstanding Credit Exposure shall not exceed the aggregate Commitments, (iii) with respect to each LC Issuer, the aggregate Dollar Amount of the outstanding LC Obligations in respect of Facility LCs issued by such LC Issuer shall not exceed such LC Issuer’s LC Commitment and (iv) the aggregate Dollar Amount of the Aggregate Outstanding Credit Exposure in Agreed Currencies other than Dollars shall not exceed the Maximum Foreign Currency Amount. No Facility LC shall have an expiry date later than the earlier to occur of (x) the fifth Business Day prior to the Facility Termination Date and (y) one (1) year after its issuance; provided, however, that the expiry date of a Facility LC may be up to one (1) year later than the fifth Business Day prior to the Facility Termination Date if the applicable Borrower has posted on or before the fifth Business Day prior to the Facility Termination Date cash collateral in the Facility LC Collateral Account on terms satisfactory to the Administrative Agent in an amount equal to 105% of the LC Obligations with respect to such Facility LC.
(b)    Participations. Upon the issuance or Modification by an LC Issuer of a Facility LC in accordance with this Section 2.19, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.
(c)    Notice. Subject to Section 2.19(a), the applicable Borrower shall give the Administrative Agent notice prior to 10:00 a.m. (Milwaukee time) at least two (2) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the name and address of the beneficiary, the proposed date of issuance (or Modification), the requested LC Issuer and the expiry date of such Facility LC, and describing the amount, Agreed Currency and other proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the Administrative Agent shall promptly notify the relevant LC Issuer and each Lender of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by an LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). No LC Issuer shall have any independent duty to ascertain whether the conditions set forth in Article IV have been satisfied; provided, however, that an LC Issuer shall not issue a Facility LC if, on or before the proposed date of issuance, such LC Issuer shall have received notice from the Administrative Agent or the Required Lenders that any such condition has not been satisfied or waived. In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control. Notwithstanding anything herein to the contrary, no LC Issuer shall have any obligation hereunder to issue, and shall not issue, any Facility LC the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions in a manner that would result in a violation of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement, or (iii) in any manner that would result in a violation of one or more policies of such LC Issuer applicable to letters of credit generally.
(d)    LC Fees. The Company shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurocurrency Loans in effect from time to time on the average daily undrawn stated Dollar Amount under such Facility LC, such fee to be payable quarterly in arrears in Dollars on each Payment Date (the “LC Fee”). The Company shall also pay to the relevant LC Issuer for its own account (x) a fronting fee in an amount equal to 0.125% per annum of the average daily undrawn stated Dollar Amount under such Facility LC, such fee to be payable quarterly in arrears in Dollars on each Payment Date and (y) on demand, all amendment, drawing and other fees regularly charged by such LC Issuer to its letter of credit customers and all reasonable out-of-pocket expenses incurred by such LC Issuer in connection with the issuance, Modification, administration or payment of any Facility LC.
(e)    Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the relevant LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the applicable Borrower and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuers to the applicable Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable LC Issuer (as finally determined by a court of competent jurisdiction), each LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Facility LC, each LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by an LC Issuer as determined in a final non-appealable judgment by a court of competent jurisdiction, each Lender shall be absolutely, unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent or other circumstance whatsoever, including any amendment, renewal or extension of any Facility LC or reduction or termination of the Commitments, to reimburse such LC Issuer on demand, without any offset, abatement, withholding or reduction whatsoever, for (i) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.19(f) below and there are not funds available in the Facility LC Collateral Account to cover the same, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Milwaukee time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)    Reimbursement by the Borrowers. The Borrowers shall be absolutely, irrevocably and unconditionally obligated to reimburse each LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither any Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower or such Lender to the extent, but only to the extent, caused by the willful misconduct or gross negligence of such LC Issuer (as determined in a final non-appealable judgment by a court of competent jurisdiction) in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC. All such amounts paid by an LC Issuer and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Base Rate Advances for such day (or, in the case of a Facility LC denominated in an Agreed Currency other than Dollars, at the Overnight Foreign Currency Rate for such Agreed Currency plus the Applicable Margin applicable to Eurocurrency Advances for such day) if such day falls on or before the applicable LC Payment Date and (y) the sum of (A) 2.00% per annum plus (B) the rate applicable to Base Rate Advances for such day (or, in the case of a Facility LC denominated in an Agreed Currency other than Dollars, at the Overnight Foreign Currency Rate for such Agreed Currency plus the Applicable Margin applicable to Eurocurrency Advances for such day) if such day falls after such LC Payment Date. Each LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.19(e). Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrowers may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
(g)    Obligations Absolute. The Borrowers’ obligations under this Section 2.19 shall be absolute, irrevocable and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. Each Borrower further agrees with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligations in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. Each Borrower agrees that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction, shall be binding upon the Borrowers and shall not put any LC Issuer or any Lender under any liability to any Borrower. Nothing in this Section 2.19(g) is intended to limit the right of the Borrowers to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19(f).
(h)    Actions of LC Issuer. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex, teletype or electronic mail message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuers shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.
(i)    Indemnification. Each Borrower hereby agrees to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which such Lender, such LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which such LC Issuer may incur (i) by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights any Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrowers shall not be required to indemnify any Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such LC Issuer (as determined in a final non-appealable judgment by a court of competent jurisdiction) in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19(i) is intended to limit the obligations of the Borrowers under any other provision of this Agreement.
(j)    Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from (x) such indemnitees’ gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction or (y) such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.
(k)    Facility LC Collateral Account. Each Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to any LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account (which may be a single account owned collectively by all of the Borrowers) pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral

Account”), in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuers, a security interest in all of the Borrowers’ right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. Unless otherwise agreed between the Administrative Agent and the Company, the Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding thirty (30) days. Nothing in this Section 2.19(k) shall either obligate the Administrative Agent to require any Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 2.22 or Section 8.1.
(l)    Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.
(m)    Separate Reimbursement Agreement. In the event an LC Issuer enters into a separate reimbursement agreement with a Borrower covering the relevant Facility LCs and the terms of such reimbursement agreement conflict with or contradict the terms of this Agreement, the terms of this Agreement shall control.
(n)    Facility LCs Issued for Account of Subsidiaries. Notwithstanding that a Facility LC issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Facility LC, and without derogating from any rights of the applicable LC Issuer (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Facility LC, the Borrowers (i) shall reimburse, indemnify and compensate the applicable LC Issuer hereunder for such Facility LC (including to reimburse any and all drawings thereunder) as if such Facility LC had been issued solely for the account of a Borrower and (ii) irrevocably waive any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Facility LC. Each Borrower hereby acknowledges that the issuance of such Facility LCs for its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(o)    LC Issuer Agreements. Unless otherwise requested by the Administrative Agent, each LC Issuer (other than JPMorgan in its capacity as an LC Issuer) shall report in writing to the Administrative Agent (i) promptly following the end of each calendar month, the aggregate amount of Facility LCs issued by it and outstanding at the end of such month, (ii) on or prior to each Business Day on which such LC Issuer expects to issue or Modify any Facility LC, the date of such issuance or Modification, and the aggregate face amount of the Facility LC to be issued or Modified by it and outstanding after giving effect to such issuance or Modification (and whether the amount thereof changed), it being understood that such LC Issuer shall not permit any issuance or Modification resulting in an increase in the amount of any Facility LC to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such LC Issuer makes any payment under any Facility LC, the date of such payment under such Facility LC and the amount of such payment, (iv) on any Business Day on which any Borrower fails to reimburse any payment under any Facility LC required to be reimbursed to such LC Issuer on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(p)    Replacement and Resignation of LC Issuers.

(i)
A LC Issuer may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced LC Issuer and the successor LC Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an LC Issuer. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced LC Issuer. From and after the effective date of any such replacement, (i) the successor LC Issuer shall have all the rights and obligations of an LC Issuer under this Agreement with respect to Facility LCs to be issued thereafter and (ii) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Facility LCs then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Facility LCs.

(ii)
Subject to the appointment and acceptance of a successor LC Issuer, a LC Issuer may resign as an LC Issuer at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such resigning LC Issuer shall be replaced in accordance with Section 2.19(p)(i) above.

2.20.    Replacement of Lender. If any Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, or if any Lender becomes a Defaulting Lender, or if any Lender declines to approve an amendment or waiver that requires the consent of all Lenders or all Lenders directly affected thereby that is approved by the Required Lenders (any Lender so affected an “Affected Lender”), then, in each case, the Company may elect, if such amounts continue to be charged or such suspension is still effective, as applicable, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) an Eligible Assignee which is reasonably satisfactory to the Company and the Administrative Agent (and, if a Commitment is being assigned, each Issuing Lender and each Swing Line Lender) (any existing Lender being deemed acceptable) and, to the Company’s and the Administrative Agent’s reasonable satisfaction, which Eligible Assignee does not suffer from and is not impacted by the issue or event causing the replacement of the Affected Lender, shall agree, as of such date, to purchase for cash at par the Advances and other Obligations due to the Affected Lender under this Agreement and the other Loan Documents pursuant to an assignment substantially in the form of Exhibit C (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Company shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2, 3.4 and 3.5. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an assignment substantially in the form of Exhibit C (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an assignment substantially in the form of Exhibit C (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Affected Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Affected Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
2.21.    Limitation of Interest. The Borrowers, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.21 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.21, even if such provision declares that it controls. As used in this Section 2.21, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of this Agreement. In no event shall any Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of this Agreement at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.21, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Loan or any other Obligation outstanding hereunder or under the other Loan Documents is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrowers’ Obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

2.22.    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)
Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)
Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuers and Swing Line Lenders hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account (including the Facility LC Collateral Account) and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility LCs issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Revolving Exposures of such Lenders to the Aggregate Outstanding Credit Exposure equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans or participations in Facility LCs or Swing Line Loans; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Facility LC issuances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility LCs were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Credit Extensions of such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swing Line

Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)
Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 2.22(d).
(C)    With respect to any commitment fee or LC Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the relevant LC Issuer and relevant Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)
Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposures of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 9.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)
Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to each Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize each LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.22(d).

(b)    Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Line Lenders and the LC Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility LCs and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swing Line Loans/Facility LCs. So long as any Lender is a Defaulting Lender or a Swing Line Lender or LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, (i) no Swing Line Lender shall be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Facility LC unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or an LC Issuer (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize such LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)
Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)
Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Facility LCs shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.

(iii)	Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce an LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash

Collateral pursuant to this Section 2.22(d) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the LC Issuers that there exists excess Cash Collateral; provided that, subject to this Section 2.22 the Person providing Cash Collateral and the LC Issuers may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
2.23.    Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance or Facility LC in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance or the date of issuance of such Facility LC any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, or any other event, in each case, which would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance or Facility LC to be denominated in the Agreed Currency specified by a Borrower, then the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, and such Loans or Facility LC shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Base Rate Loans, unless the applicable Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be.
2.24.    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s offices on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Borrower.

2.25.    Extensions of Commitments.
(a)    The Company may from time to time, pursuant to the provisions of this Section 2.25, agree with one or more Lenders holding Commitments to extend the termination date, and otherwise modify the terms of such Commitments or any portion thereof (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments or any portion thereof) (each such modification, an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Company to all Lenders, in each case on a pro rata basis (based on their respective Pro Rata Shares) and on the same terms to each such Lender. In connection with each Extension, the Company will provide notification to the Administrative Agent (for distribution to the Lenders), no later than thirty (30) days prior to the Facility Termination Date then in effect, of the requested new termination date for the extended Commitments (each an “Extended Termination Date”) and the due date for Lender responses. In connection with any Extension, each Lender wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension and the Commitment of each such non-extending Lender shall terminate on the Facility Termination Date then in effect for such non-extending Lender prior to giving effect to such Extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such non-extending Lender shall become due and payable on such existing Facility Termination Date then in effect and the total Commitments hereunder shall be reduced by the Commitments of the non-extending Lenders so terminated on such existing Facility Termination Date then in effect.
(b)    Each Extension shall be subject to the following conditions:

(i)	no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii)
except as to interest rates, fees and termination date, the Commitment of any Lender extended pursuant to any Extension shall have the same terms as the Commitments of the Lenders that did not agree to the Extension Offer;

(iii)	the Extended Termination Date pursuant to such Extension shall be the first anniversary of the Commitment Termination Date then in effect;

(iv)	there shall be no more than two (2) Extensions during the term of this Agreement;

(v)
if the aggregate amount of Commitments in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate amount of Commitments offered to be extended by the Company pursuant to the relevant Extension Offer, then such Commitments shall be extended ratably up to such maximum amount based on the relative Commitments of the Lenders that accepted such Extension Offer;

(vi)
all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Company generally directed to the applicable Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(vii)	any applicable Minimum Extension Condition shall be satisfied;

(viii)
no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.2 shall be satisfied (with all references in such Section to a request for a Loan being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of the Company; and

(ix)
the Company shall first make such prepayments of the outstanding Loans and second provide such cash collateral (or make such other arrangements satisfactory to the applicable LC Issuers) with respect to the outstanding Facility LCs as shall be required such that, after giving effect to the termination of the Commitments of the non-extending Lenders pursuant to Section 2.25(a), the Aggregate Outstanding Revolving Credit Exposure less the face amount of any Facility LC supported by any such cash collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of Commitments being extended.

(c)    [Reserved].
(d)    In addition to the conditions set forth in Section 2.25(b) above, the consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount be agreed to by the Lenders subject to such Extension (to be determined in the Company’s discretion and specified in the relevant Extension Offer, but in no event less than $100,000,000, unless another amount is agreed to by the Administrative Agent). For the avoidance of doubt, it is understood and agreed that the provisions of Section 11.2 will not apply to Extensions of Commitments pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.25, including to any payment of interest or fees in respect of any Commitments or Revolving Loans that have been extended or made pursuant to an Extension at a rate or rates different from those paid or payable in respect of Commitments or Revolving Loans of Lenders that did not extend their Commitments, in each case as is set forth in the relevant Extension Offer.
(e)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new classes of Commitments and Revolving Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.25. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.25 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Company in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Company unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with the Company by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extension, the Company and any Subsidiary shall execute such agreements, confirmations or other documentation as the Administrative Agent shall reasonably request to accomplish the purposes of this Section 2.25.
(f)    In connection with any Extension, the Company shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent)

prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.25.
(g)    This Section 2.25 shall supersede any provision in Section 8.3 to the contrary.
2.26.    Increase Option. The Company may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $25,000,000 or such lower amount as the Company and the Administrative Agent agree upon, so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $250,000,000. The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities that are Eligible Assignees (each such new bank, financial institution or other entity, an “Augmenting Lender”), which agree to increase their existing Commitments, or extend Commitments, or participate in such Incremental Term Loans, as the case may be; provided that (i) each Augmenting Lender and each Increasing Lender shall be subject to the reasonable approval of the Company, the Administrative Agent and, to the extent the consent of the LC Issuers or the Swing Line Lenders would be required to effect an assignment under Section 12.3, each LC Issuer and each Swing Line Lender and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit F hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit G hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.26. Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.26 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Company and (B) the Company shall be in compliance (on a pro forma basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.18 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such increase, as well as such documents as the Administrative Agent may reasonably request (including, without limitation, customary opinions of counsel, affirmations of Loan Documents and updated financial projections, reasonably acceptable to the Administrative Agent, demonstrating the Company’s anticipated compliance with Section 6.18 through the Facility Termination Date). On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Pro Rata Share of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, in accordance with the requirements of Section 2.3). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods.The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Facility Termination Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Facility Termination Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Facility Termination Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.26.
Nothing contained in this Section 2.26 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time. In connection with any increase of the Commitments or Incremental Term Loans pursuant to this Section 2.26, any Augmenting Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Augmenting Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
This Section 2.26 shall supersede any provision in Section 8.3 to the contrary.
2.27.    Designation of Subsidiary Borrowers. The Company may at any time and from time to time designate any Eligible Subsidiary as a Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.3, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and a party to this Agreement. Each Subsidiary Borrower shall remain a Subsidiary Borrower until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Subsidiary Borrower at a time when any principal of or interest on any Loan to such Subsidiary Borrower or any Facility LC issued for the account of such Subsidiary Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Subsidiary Borrower to make further Advances and request Facility LCs under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

ARTICLE III

YIELD PROTECTION; TAXES
3.1.    Yield Protection. If, on or after the date of this Agreement, there occurs any Change in Law which:
(a)    subjects any Lender or any applicable Lending Installation, any LC Issuer, or the Administrative Agent to any Taxes (other than with respect to Indemnified Taxes, Excluded Taxes, and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or
(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances and Overnight Eurocurrency Loans), or
(c)    imposes any other condition, cost or expense (other than Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Eurocurrency Loans or Overnight Eurocurrency Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Eurocurrency Loans, or Overnight Eurocurrency Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans, or Overnight Eurocurrency Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or such LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Person of making, continuing, converting or maintaining its Loans or Commitment or of issuing, maintaining or participating in Facility LCs or to reduce the amount received by such Person in connection with such Loans or Commitment, Facility LCs or participations therein, then, within fifteen (15) days after demand by such Person, the Company shall pay such Person, as the case may be, such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received.
3.2.    Changes in Capital Adequacy Regulations. If a Lender or an LC Issuer determines that the amount of capital or liquidity required or expected to be maintained by such Lender or LC Issuer, any Lending Installation of such Lender or LC Issuer, or any corporation or holding company controlling such Lender or LC Issuer is increased as a result of (i) a Change in Law or (ii) any change on or after the date of this Agreement in the Risk-Based Capital Guidelines, then, within fifteen (15) days of demand by such Lender or LC Issuer, the Company shall pay such Lender or LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or LC Issuer determines is attributable to this Agreement, its Revolving Exposure or its Commitment to make, continue, convert or maintain Loans and issue, maintain or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy and liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable.

3.3.    Availability of Types of Advances; Adequacy of Interest Rate.
(a)    If at the time that the Administrative Agent shall seek to determine the LIBO Screen Rate on the Quotation Date for any Interest Period for a Eurocurrency Advance the LIBO Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Advance for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis) (which conclusion shall be conclusive and binding absent manifest error), then, (i) if such Advance shall be requested in Dollars, then such Advance shall be made as a Base Rate Advance and (ii) if such Advance shall be requested in any Agreed Currency other than Dollars, the Eurocurrency Base Rate shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Company and consented to in writing by the Required Lenders (the “Alternative Rate”); provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Required Lenders, Advances shall not be available in such affected Agreed Currency. If at any time that the Administrative Agent seeks to determine the LIBO Screen Rate for any Overnight Eurocurrency Loan the LIBO Screen Rate shall not be available for overnight deposits of Dollars for any reason (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis) (which conclusion shall be conclusive and binding absent manifest error), then, for any such day, such Swing Line Loan shall bear interest at the Base Rate for such day.
(b)    If prior to the commencement of any Interest Period for a Eurocurrency Advance:

(i)
the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Base Rate or the Eurocurrency Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for a Loan in the applicable currency or for the applicable Interest Period; or

(ii)
the Administrative Agent is advised by the Required Lenders that the Eurocurrency Base Rate or the Eurocurrency Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable currency and such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telecopy or electronic mail or an Approved Electronic Platform as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Conversion/Continuation Notice that requests the conversion of any Revolving Loan to, or continuation of any Revolving Loan as, a Eurocurrency Loan in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective and any such Eurocurrency Loan shall be repaid or (solely if such Eurocurrency Loan is denominated in Dollars) converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto, (y) if any Borrowing Notice requests a Eurocurrency Loan in Dollars, such Loan shall be made as a Base Rate Loan and (z) if any Borrowing Notice requests a Eurocurrency Loan in an Agreed Currency other than Dollars, then the Eurocurrency Base Rate for such Eurocurrency Loan shall be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Advances, then the other Type of Advances shall be permitted.

(c)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which an applicable LIBO Screen Rate for any Agreed Currency may no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall (A) endeavor to establish an alternate rate of interest to the Eurocurrency Base Rate and the Overnight Eurocurrency Base Rate for Loans denominated in Dollars, and (B) endeavor to establish an Alternative Rate as described in clause (a) above for Loans denominated in Agreed Currencies other than Dollars, in each case, that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States in Dollars or such other Agreed Currency at such time, as applicable and shall enter into an amendment to this Agreement to reflect such alternate rate or rates of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 8.3, any such amendment establishing an alternate rate of interest for Loans denominated in Dollars shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date the final amendment in respect of such alternate rate or rates of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest or Alternative Rate, as applicable, shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 3.3(c), only to the extent the LIBO Screen Rate for the applicable Agreed Currency and such Interest Period is not available or published at such time on a current basis), (x) any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Eurocurrency Advance, and any Borrowing Notice for a Eurocurrency Advance in an Agreed Currency other than Dollars shall, in each case, be ineffective and any such Eurocurrency Advance shall be repaid or (solely if such Eurocurrency Advance is denominated in Dollars) converted into a Base Rate Advance on the last day of the then current Interest Period applicable thereto, (y) if any Borrowing Notice requests a Eurocurrency Advance in Dollars, such Advance shall be made as a Base Rate Advance and (z) no Swing Line Loan may bear interest by reference to the Overnight Eurocurrency Base Rate.
3.4.    Funding Indemnification. If (a) any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, (b) a Eurocurrency Advance is not made on the date specified by the applicable Borrower for any reason other than default by the Lenders, (c) a Eurocurrency Loan is converted other than on the last day of the Interest Period applicable thereto, (d) any Borrower fails to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, or (e) any Eurocurrency Loan is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20, then, in each case, the Borrowers will indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, each Borrower agrees that Interest Differential shall not be discounted to its present value.
Each Borrower hereby acknowledges that such Borrower shall be required to pay Interest Differential with respect to any portion of the principal balance paid or that becomes due before its scheduled due date, whether voluntarily, involuntarily, or otherwise, including, without limitation, any principal payment made following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation or otherwise. Such prepayment fee shall at all times be an Obligation as well as an undertaking by the Borrowers to the Lenders whether arising out of a voluntary or mandatory prepayment.
3.5.    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Lender, applicable LC Issuer or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    The Loan Parties shall indemnify the Lender, the LC Issuers or the Administrative Agent, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Lender, such LC Issuer or the Administrative Agent or required to be withheld or deducted from a payment to such Lender, such LC Issuer or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any

Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.5, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A)    any Lender that is a United States Person for U.S. federal income Tax purposes shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    For purposes of Section 3.5(d) and (f), the term “Lender” includes each LC Issuer.
3.6.    Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans or Overnight Eurocurrency Loans (in the case of the Swing Line Lenders) to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances or Overnight Eurocurrency Loans under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan or Overnight Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan and each Swing Line Lender funded its Overnight Eurocurrency Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate or Overnight Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Company of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV

CONDITIONS PRECEDENT
4.1.    Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless each of the following conditions is satisfied (or waived in accordance with Section 8.3):

(a)    The Administrative Agent shall have received counterparts of each of this Agreement, the Guaranty and the other Loan Documents to be delivered on the Effective Date, in each case, executed by each of the parties thereto.
(b)    The Administrative Agent shall have received a certificate, signed by an Authorized Officer on behalf of the Company, stating that as of the date hereof (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
(c)    The Administrative Agent shall have received a written opinion of the Loan Parties’ counsel (which may include local counsel and in-house counsel), addressed to the Lenders substantially covering the opinions set forth in Exhibit A.
(d)    The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender and executed by each Borrower.
(e)    The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing (or comparable status) of each initial Borrower and each initial Guarantor, the authorization of the transactions contemplated hereby and any other legal matters relating to such Borrowers and such Guarantors, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit H.
(f)    The Administrative Agent shall have received evidence satisfactory to it that the credit facility evidenced by the Credit Agreement, dated as of May 15, 2012, among the Company, the lenders party thereto and U.S. Bank as administrative agent (as amended, the “Existing Credit Agreement”), shall have been terminated and cancelled and all Indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Loans) and any and all liens thereunder, if any, shall have been terminated and released.
(g)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof for the account of each Lender, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
(h)    There shall not have occurred a material adverse change (x) in the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, since September 29, 2018 or (y) in the facts and information regarding such entities as represented by such entities to date.
(i)    The Administrative Agent shall have received all governmental, equity holder and third party consents and approvals necessary in connection with the contemplated financing.

(j)    No action, suit, investigation or proceeding is pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.
(k)    The Administrative Agent shall have received evidence satisfactory to it that the Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws and all health and safety statutes and regulations.
(l)    (i) The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least 10 days prior to the Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
4.2.    Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.4(d) with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Borrowing Date:
(a)    There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.
(b)    The representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.
4.3.    Designation of a Subsidiary Borrower. The designation of a Subsidiary Borrower pursuant to Section 2.27 is subject to the condition precedent that the Company or such proposed Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:
(a)    copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its board of directors’ (or analogous) resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the

Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;
(b)    an incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the Authorized Officers of such Subsidiary authorized to request Advances hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;
(c)    opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;
(d)    any Notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent; and
(e)    (i) receipt by the Administrative Agent, at least five days prior to the effective date of the Borrowing Subsidiary Agreement, of all documentation and other information regarding such Subsidiary requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least 10 days prior to the effective date of the Borrowing Subsidiary Agreement and (ii) to the extent such Subsidiary qualifies (or would qualify) as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the effective date of the Borrowing Subsidiary Agreement, receipt by any Lender that has requested it, in a written notice to the Company at least 10 days prior to such effective date, a Beneficial Ownership Certification in relation to such Subsidiary.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to the Lenders that:
5.1.    Existence and Standing. Each of the Company and its Subsidiaries is duly and properly organized or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing (or comparable status) under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
5.2.    Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper organizational proceedings, and the Loan Documents to which each Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3.    No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or (ii) the Company’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, where, solely with respect to this clause (iii), such violation, default or imposition could reasonably be expected to have a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or any of its Subsidiaries, is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Loan Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4.    Financial Statements. The September 29, 2018 audited consolidated financial statements of the Company and its Subsidiaries, and their unaudited financial statements dated as of December 29, 2018, heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
5.5.    Material Adverse Change. Since September 29, 2018, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
5.6.    Taxes. The Company and its Subsidiaries have filed all United States federal and state income Tax returns and all other material Tax returns which are required to be filed by them and have paid all United States federal and state income Taxes and all other material Taxes due from the Company and its Subsidiaries, including, without limitation, pursuant to any assessment received by the Company or any of its Subsidiaries, except such Taxes, if any, (i) as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists and (ii) in an aggregate amount not to exceed $1,000,000 at any one time. No Tax Liens have been filed and, to the Company’s knowledge, no claims are being asserted with respect to any such Taxes in an aggregate amount in excess of $1,000,000 at any one time. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any Taxes or other governmental charges are adequate.
5.7.    Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions or otherwise involves this Agreement or the transactions contemplated hereby. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8.    Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Company as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries, and noting whether such Subsidiary is a Material Domestic Subsidiary. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
5.9.    ERISA; Foreign Pension Plans.
(a)    With respect to each Plan, the Company and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither the Company nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
(b)    Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from the Company or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.
5.10.    Accuracy of Information. No information, exhibit or report furnished by the Company or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
5.11.    Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
5.12.    Material Agreements. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.
5.13.    Compliance With Laws. The Company and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.
5.14.    Ownership of Properties. Except as set forth in Schedule 5.14, on the date of this Agreement, the Company and its Subsidiaries will have good title, free of all Liens other than those permitted by Section

6.15, to all of the Property and assets reflected in the Company’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Company and its Subsidiaries (other than as may have been disposed of in a manner permitted by Section 6.12(a)).
5.15.    Plan Assets; Prohibited Transactions. The Company is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. The Company is not subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.
5.16.    Environmental Matters. The Company, its Property and operations and those of its Subsidiaries are in material compliance with applicable Environmental Laws. None of the Company or any of its Subsidiaries is subject to any liability under Environmental Laws that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, neither the Company nor any Subsidiary has received any notice to the effect that its Property and/or operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
5.17.    Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.18.    Insurance. The Company maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice.
5.19.    Solvency. (i) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of such Credit Extensions, (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
(E)    The Company does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
5.20.    No Default. No Default or Event of Default has occurred and is continuing.
5.21.    Anti-Corruption Laws; Sanctions.
(a)    The Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and, in the case of any Borrower, is not knowingly engaged in any activity that could reasonably be expected to result in such Borrower being designated as a Sanctioned Person. None of the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, is a Sanctioned Person. No Loan or Facility LC, use of the proceeds of any Loan or Facility LC or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.
(b)    Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Company and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.
(c)    The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
5.22.    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
ARTICLE VI

COVENANTS
During the term of this Agreement and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Facility LCs have expired or terminated, in each case, without any pending draw, and all Reimbursement Obligations shall have been reimbursed, the Company covenants and agrees with the Lenders (unless the Required Lenders shall otherwise consent in writing) that:
6.1.    Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:
(a)    Within 105 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier, certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

(b)    Within 60 days after the close of the first three (3) quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.18) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or treasurer.
(c)    Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.
(d)    Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.
(e)    Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Company or any of its Subsidiaries files with the U.S. Securities and Exchange Commission.
(f)    Promptly following any request therefor, (i) such other information (including non-financial information and environmental reports) as the Administrative Agent or any Lender may from time to time reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Company with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.
Any financial statement required to be furnished pursuant to Section 6.1(a) or Section 6.1(b) shall be deemed to have been furnished on the date on which the Lenders receive notice that the Company has filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge; provided that the Company shall give notice of any such filing to the Administrative Agent (who shall then give notice of any such filing to the Lenders). Notwithstanding the foregoing, the Company shall deliver paper or electronic copies of any such financial statement to the Administrative Agent if the Administrative Agent requests the Company to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.
6.2.    Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions to (i) refinance certain existing Indebtedness and for (ii) working capital, capital expenditures, share repurchases and other lawful general corporate purposes. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U). No Borrower will request any Loan or Facility LC, and no Borrower shall use, and the Company shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Facility LC (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) in any manner that would result in the violation of any Sanctions applicable to any party hereto or (iii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions.
6.3.    Notice of Material Events. The Company will, and will cause each Subsidiary to, give notice in writing to the Administrative Agent and each Lender, promptly and in any event within five (5) days after an officer of the Company obtains knowledge thereof, of the occurrence of any of the following:
(a)    any Default or Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting the Company or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions;
(c)    with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;
(d)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(e)    any event or circumstance exists with respect to a Foreign Pension Plan that, alone or together with any other events or circumstances with respect to a Foreign Pension Plan that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(f)    any material change in accounting policies of, or financial reporting practices by, the Company or any Subsidiary;
(g)    any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect;
(h)    any amendment, restatement, supplement, consent, waiver or other modification of or in respect of the Note Purchase Agreement or any other agreement, document or instrument delivered in connection therewith, together with copies of the same; and
(i)    any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
Each notice delivered under this Section shall be accompanied by a statement of an officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4.    Conduct of Business. The Company will, and will cause each Subsidiary to, (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (ii) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing (or comparable status) as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and (iii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, solely with respect to this clause (iii), where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.
6.5.    Taxes. The Company will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP, and which do not exceed $1,000,000 in the aggregate at any one time.
6.6.    Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice, and the Company will furnish to any Lender upon request full information as to the insurance carried, including a certificate setting forth in summary form the nature and extent of all such insurance.
6.7.    Compliance with Laws and Material Contractual Obligations. The Company will, and will cause each Subsidiary to, (i) comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, Anti-Corruption Laws and applicable Sanctions and (ii) perform in all material respects its obligations under material agreements to which it is a party. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.8.    Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.
6.9.    Books and Records; Inspection. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, at the Company’s expense, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate; provided, that so long as no Event of Default has occurred and is continuing, such inspections shall not exceed two (2) times per fiscal year.
6.10.    Indebtedness. The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)    The Loans and the Reimbursement Obligations.
(b)    Indebtedness existing on the date hereof and described in Schedule 6.10 and any renewal or extension of such Indebtedness that does not increase the principal amount thereof.
(c)    Indebtedness arising under Hedging Transactions that are non-speculative in nature.
(d)    Intercompany Indebtedness from time to time owing among the Company and its Subsidiaries, to the extent permitted by Section 6.13 hereof.
(e)    Endorsement of items for deposit or collection of commercial paper received in the ordinary course of business.
(f)    (i) Receivables Transaction Attributed Indebtedness and/or Indebtedness incurred pursuant to Qualified Receivables Transactions permitted pursuant to Section 6.12(e) and (ii) Indebtedness (if any) resulting from any recharacterization of any Permitted Factoring Transaction permitted pursuant to Section 6.12(e).
(g)    Indebtedness incurred by the Company or any Subsidiary solely to finance the purchase price of equipment not in excess, at any time outstanding, of the greater of (i) $150,000,000 and (ii) 15% of Consolidated Net Worth (Consolidated Net Worth to be determined as of the end of the immediately preceding fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(a) or (b) (or, if prior to any such date, the most recent quarterly financial statements referenced in Section 5.4)), provided that such Indebtedness is incurred prior to or within ninety (90) days after such acquisition.
(h)    Other Indebtedness, provided that the aggregate amount of such other Indebtedness at any time outstanding does not exceed the greater of (i) $150,000,000 and (ii) 15% of Consolidated Net Worth (Consolidated Net Worth to be determined as of the end of the immediately preceding fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(a) or (b) (or, if prior to any such date, the most recent quarterly financial statements referenced in Section 5.4)).
6.11.    Merger. The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person, or liquidate or dissolve, except that (i) a Subsidiary may merge, consolidate, liquidate or dissolve into a Borrower or a Guarantor (with a Borrower or a Guarantor being the survivor thereof, and with a Borrower being the survivor of any merger with any Guarantor or Subsidiary (provided that, notwithstanding the foregoing, any such transaction involving the Company shall result in the Company as the surviving entity)), (ii) a non-Loan Party Subsidiary may merge, consolidate, liquidate or dissolve into another non-Loan Party Subsidiary, and (iii) the Company or any Subsidiary may merge or consolidate with or into any Person other than the Company or a Subsidiary in order to effect a Permitted Acquisition (with the Company or such Subsidiary being the survivor thereof).
6.12.    Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of its Property to any other Person, except:
(a)    Sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business.

(b)    The sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment.
(c)    To the extent not otherwise permitted under clauses (a), (b) or (d) of this Section 6.12, the sale, transfer, lease or other disposition in the ordinary course of business of Property of (i) the Loan Parties to one another and (ii) the Subsidiaries that are not Loan Parties to one another.
(d)    Leases, sales or other dispositions of its Property that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Company and its Subsidiaries.
(e)    Any transfer of an interest in accounts or notes receivable and related assets as part of any Permitted Factoring Transaction and any Qualified Receivables Transaction; provided, during each fiscal quarter after the Company and/or its Subsidiaries enters into a Qualified Receivables Transaction, the Receivables Transaction Attributed Indebtedness incurred with respect to Permitted Factoring Transactions shall not exceed $25,000,000.
(f)    Restricted Payments permitted by Section 6.17 and Investments permitted by Section 6.13.
6.13.    Investments. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:
(a)    Cash Equivalent Investments.
(b)    Existing Investments in Subsidiaries and other Investments in existence on the date hereof, each as described in Schedule 6.13.
(c)    Investments constituting Permitted Acquisitions.
(d)    Travel advances to management personnel and employees in the ordinary course of business.
(e)    Investments constituting Hedging Transactions that are non-speculative in nature.
(f)    The Company’s equity investments from time to time in the other Loan Parties, and equity investments made from time to time by any Subsidiary in one or more of the Loan Parties.
(g)    Loans and advances made from time to time among the Loan Parties and by any Subsidiary that is not a Loan Party to any Loan Party.
(h)    Loans and advances made from time to time by any Loan Party to any Subsidiary that is not a Loan Party in the ordinary course of business to finance (i) working capital needs and (ii) capital expenditures and property, plant and equipment, provided that the aggregate amount of such loans and advances permitted under this clause (h) does not exceed $125,000,000 in any fiscal year and 20% of the

Company’s Consolidated Total Assets (as of the end of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 6.1(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1(a) or (b), the most recent financial statements referred to in Section 5.4)) in the aggregate during the term of this Agreement.
(i)    The Company’s equity investments in the Subsidiaries that are not Loan Parties existing on the date hereof, equity investments made from time to time by a Subsidiary that is not a Loan Party in one or more of the other Subsidiaries that are not Loan Parties, and any loans and advances from time to time among Subsidiaries that are not Loan Parties.
(j)    Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in Qualified Receivables Transactions or otherwise resulting from transfers of assets permitted by Section 6.12(e) to such a special-purpose entity.
(k)    Other Investments, provided that the aggregate amount of such other Investments does not exceed $75,000,000 at any time outstanding.
6.14.    Acquisitions. The Company will not, nor will it permit any Subsidiary, to make any Acquisition other than a Permitted Acquisition.
6.15.    Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries now owned or hereafter acquired, except:
(a)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
(b)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
(c)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
(d)    Easements, rights-of-way, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to Properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.
(e)    Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by Company or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii)

such account is not intended by the Company or any Subsidiary to provide collateral to the depository institution.
(f)    Liens existing on the date hereof and described in Schedule 6.15; provided that (i) any such Lien shall not apply to any other Property of the Company or any Subsidiary and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof.
(g)    Liens on Property acquired in a Permitted Acquisition, provided that (i) such Liens extend only to the Property so acquired and were not created in contemplation of such acquisition, (ii) such Lien shall not apply to any other Property of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof.
(h)    Liens on equipment of the Company or any Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 6.10(g) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Company or any Subsidiary other than the respective Property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property.
(i)    Any interest or title of a lessor under any operating lease.
(j)    Liens in the nature of licenses that arise in the ordinary course of business and consistent with past practice.
(k)    Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Permitted Factoring Transaction or Qualified Receivables Transaction, in each case, as permitted by Section 6.12(e).
(l)    Other Liens securing Indebtedness so long as (i) the aggregate amount of Indebtedness secured by Liens described in this clause (l) at any time outstanding does not exceed the amount of Indebtedness permitted under Section 6.10(h) and (ii) at the time of and immediately after giving effect (including on a pro forma basis) to the incurrence of any Indebtedness secured by any such Lien the Company is in compliance with the financial covenant set forth in Section 6.18(b); provided further that the Company will not, and will not permit any Subsidiary to, grant any Lien securing Indebtedness outstanding under or pursuant to any Note Purchase Agreement pursuant to this clause (l) unless and until all Obligations of the Company under this Agreement and the other Loan Documents shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation in form and substance reasonably satisfactory to the Required Lenders.
(m)    Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the Property which secured the Lien so extended, renewed or replaced.
6.16.    Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction, (ii) Restricted Payments permitted by Section 6.17 and Investments permitted by Section 6.13 and (iii) transactions between the Company or any Subsidiary, on the one hand, and any Subsidiary or other special-purpose entity, on the other hand, created to engage solely in a Qualified Receivables Transaction permitted pursuant to Section 6.12(e).
6.17.    Restricted Payments. The Company will not, nor will it permit any Subsidiary to, make or declare, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Company or to a Wholly-Owned Subsidiary of the Company and (ii) the Company may make any other Restricted Payment so long as (x) no Default or Event of Default shall exist before or immediately after giving effect (including giving effect on a pro forma basis) to such Restricted Payment or be created as a result thereof and (y) the Company is in compliance with the financial covenant set forth in Section 6.18(b) before and immediately after giving effect (including giving effect on a pro forma basis) to such Restricted Payment.
6.18.    Financial Covenants.
(a)    Interest Coverage Ratio. The Company will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four (4) fiscal quarters, of (i) Consolidated EBIT to (ii) Consolidated Interest Expense to be less than 3.00 to 1.00.
(b)    Leverage Ratio. The Company will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the then most-recently ended four (4) fiscal quarters to be greater than 3.50 to 1.00.
6.19.    Guarantors. If any Person becomes a Domestic Subsidiary (including as a result of a Division, with respect to each applicable Division Successor) or any Subsidiary becomes a Material Domestic Subsidiary pursuant to the definition thereof, the Company will, within thirty (30) days after the date on which such Person became a Domestic Subsidiary or such Subsidiary became a Material Domestic Subsidiary, cause such Domestic Subsidiary which also qualifies as a Material Domestic Subsidiary to execute, by joinder, the Guaranty, and deliver such joinder to the Administrative Agent, together with an updated Schedule 5.8 hereto designating such Material Domestic Subsidiary as such and such other documentation (including, without limitation, certified evidence of formation and good standing (or comparable status), certificates, resolutions and opinions of counsel) as the Administrative Agent may reasonably request; provided, however that any special-purpose entity created solely to engage in Qualified Receivables Transactions shall not be required to comply with this Section 6.19.
6.20.    Successor Provisions. For the avoidance of doubt, each of the parties hereto hereby agrees that solely for purposes of the Note Purchase Agreement, Sections 6.10 and 6.13 hereof constitute successor provisions to Sections 6.10 and 6.13 of the Existing Credit Agreement.
6.21.    PATRIOT Act Compliance. The Company shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

ARTICLE VII

DEFAULTS
The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):
7.1    Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or confirmed.
7.2    Nonpayment of (i) principal of any Loan when due, (ii) any Reimbursement Obligation within one (1) Business Day after the same becomes due, or (iii) interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five (5) days after the same becomes due.
7.3    The breach by any Borrower of any of the terms or provisions of Section 6.2, 6.3, 6.4, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19 or 6.21.
7.4    The breach by any Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after any Borrower becomes aware of any such breach.
7.5    Failure of the Company or any of its Subsidiaries to pay when due any payment (whether of principal, interest or any other amount) in respect of any Material Indebtedness; or the default by the Company or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, any portion of such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any portion of Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Company or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
7.6    The Company or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7    Without the application, approval or consent of the Company or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.
7.8    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
7.9    The Company or any of its Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate (to the extent not covered by independent third-party insurance which has not been denied), or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any of its Subsidiaries to enforce any such judgment.
7.10    (a) With respect to a Plan, the Company or an ERISA Affiliate is subject to a lien in excess of $5,000,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (b) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in material liability to the Company (including on account of an ERISA Affiliate), or (c) any event similar to any of the foregoing in respect of a Foreign Pension Plan.
7.11    Nonpayment by the Company or any Subsidiary of any Hedging Liability when due or the breach by the Company or any Subsidiary of any term, provision or condition contained in any Hedging Transaction or any transaction of the type described in the definition of “Hedging Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.
7.12    Any Change in Control shall occur.
7.13    The occurrence of any “default”, as defined in any Loan Document (other than this Agreement), which default continues beyond any period of grace therein provided.
7.14    Any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Loan Party shall deny that it has any further liability under any Loan Party to which it is a party, or shall give notice to such effect.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1.    Acceleration; Remedies.
(a)    If any Event of Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations of the Borrowers under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations of the Borrowers under this Agreement and the other Loan Documents (such difference, the “Collateral Shortfall Amount”). If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations of the Borrowers under this Agreement and the other Loan Documents to be due and payable, or both, whereupon the Obligations of the Borrowers under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives, and (b) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
(b)    If at any time while any Event of Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
(c)    The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations of the Borrowers under this Agreement and the other Loan Documents and any other amounts as shall from time to time have become due and payable by the Borrowers to the Lenders or the LC Issuers under the Loan Documents, as provided in Section 8.2.
(d)    At any time while any Event of Default is continuing, neither any Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations of the Borrowers under this Agreement and the other Loan Documents have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.
(e)    If, within thirty (30) days after acceleration of the maturity of the Obligations of the Borrowers under this Agreement and the other Loan Documents or termination of the obligations of the

Lenders to make Loans and the obligations and powers of the LC Issuers to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations of Borrowers due under this Agreement and the other Loan Documents shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.
(f)    Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, subject to the direction of the Required Lenders, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.
8.2.    Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Obligations of the Borrowers under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:
(a)    First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
(b)    Second, to payment of fees, indemnities and other amounts (other than principal, interest, LC Fees and commitment fees) payable to the Lenders and the LC Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuers as required by Section 9.6 and amounts payable under Article III);
(c)    Third, to payment of accrued and unpaid LC Fees, commitment fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this Section 8.2(c) payable to them;
(d)    Fourth, to the Administrative Agent for deposit to the Facility LC Collateral Account in an amount equal to the Collateral Shortfall Amount (as defined in Section 8.1(a)), if any, and to payment of the unpaid principal of the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to their Pro Rata Shares;
(e)    Fifth, to payment of all Funds Transfer and Deposit Account Liabilities and all Hedging Liabilities owing to the Lenders or any of their Affiliates;
(f)    Sixth, to payment of all other Obligations, ratably among the Lenders; and
(g)    Last, the balance, if any, to the Borrowers or as otherwise required by law;
provided, however, that, notwithstanding anything to the contrary set forth above, Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.2.
8.3.    Amendments. Subject to the provisions of this Section 8.3, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement or the Guaranty or changing in any manner the rights of the Lenders or the Borrowers hereunder or thereunder or waiving any Default or Event of Default hereunder; provided, however, that, except as otherwise provided under Sections 2.25, 2.26 and 3.3, no such supplemental agreement shall:
(a)    without the consent of each Lender directly affected thereby, extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (a)) or increase the amount of the Commitment of such Lender hereunder.
(b)    without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders.
(c)    without the consent of all of the Lenders, amend this Section 8.3.
(d)    without the consent of all of the Lenders, release any Borrower from its obligations under Article XVI or release all or substantially all of the Guarantors of the Obligations.
(e)    without the consent of each Lender directly affected thereby, amend Section 8.2.
(f)    without the consent of each Lender directly affected thereby, amend Section 11.2.
(g)    without the consent of all of the Lenders, amend the definition of “Agreed Currencies”, “Eligible Currency”, “Subsidiary Borrower” or “Eligible Subsidiary”.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to an LC Issuer (including the LC Commitment and any Facility LC Applications of such LC Issuer) shall be effective without the written consent of such LC Issuer. No amendment to any provision of this Agreement relating to a Swing Line Lender or any Swing Line Loans shall be effective without the written consent of such Swing Line Lender. The Administrative Agent may waive payment of the fee required under Section 12.3(c) without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency of a technical or immaterial nature, as determined in good faith by the Administrative Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (a) of this Section 8.3 and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.
8.4.    Preservation of Rights. No delay or omission of the Lenders, the LC Issuers or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of any Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan

Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuers and the Lenders until the Obligations have been paid in full.
ARTICLE IX

GENERAL PROVISIONS
9.1.    Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
9.2.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no LC Issuer or Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, the LC Issuers and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent, the LC Issuers and the Lenders relating to the subject matter thereof (other than (x) those contained in the Fee Letters and (y) any modification of the LC Commitment of any LC Issuer as contemplated by the definition thereof), which shall survive and remain in full force and effect during the term of this Agreement.
9.5.    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
9.6.    Expenses; Indemnification.
(a)    The Company shall reimburse the Administrative Agent upon demand for all expenses paid or incurred by the Administrative Agent, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, reasonable travel expenses and fees, reasonable charges and disbursements of outside counsel to the Administrative Agent and the Arrangers incurred from time to time, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via DebtX and any other internet service selected by the Administrative Agent), review, amendment, modification, and administration of the Loan Documents. The Company also agrees to reimburse the Administrative Agent, the Arrangers, the LC Issuers and the Lenders for any costs, internal charges and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, reasonable travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent, the Arrangers, the LC Issuers and the Lenders and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by the Administrative Agent, any Arranger, any LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents and protection of rights thereunder (including during any workouts and restructurings and related negotiations). Expenses being reimbursed by the Company under this Section include costs and expenses incurred in connection with the Reports described in the following sentence. The Company acknowledges that from time to time JPMorgan may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Company’s assets for internal use by JPMorgan from information furnished to it by or on behalf of the Company, after JPMorgan has exercised its rights of inspection pursuant to this Agreement.
(b)    The Company hereby further agrees to indemnify and hold harmless the Administrative Agent, each Arranger, each LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees, agents and advisors (each, an “indemnified person”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor (including reasonable fees, charges and disbursements of outside counsel) whether or not the Administrative Agent, any Arranger, any LC Issuer, any Lender or any other indemnified person is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by Company or any of its Subsidiaries, any environmental liability related in any way to Company or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Company or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the indemnified person seeking indemnification, including, without limitation, reasonable attorneys’ fees and settlement costs. To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any indemnified person for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet). The obligations of the Company under this Section 9.6 shall survive the termination of this Agreement.
9.7.    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
9.8.    Accounting.
(a)    Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4 , except that any calculation or determination which is to be made on a consolidated basis shall be made for the Company and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Company’s audited financial statements; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value”, as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Company, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Company shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.
(b)    Unless and until such time as the Note Purchase Agreement has been amended or otherwise modified to delete or otherwise permanently suspend the applicability of the last sentence of Section 22.2 thereof (it being understood and agreed that upon the effectiveness of any such amendment or modification to the Note Purchase Agreement, this Section 9.8(b) shall automatically cease to apply without any further notice to or consent of the Administrative Agent or the Lenders, but nothing herein shall negate the Company’s separate reporting obligations under Section 6.3(h) of this Agreement), and notwithstanding anything to the contrary contained in Section 9.8(a) or in the definition of “Capitalized Lease,” in the event of an accounting change relating to which leases are required to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capitalized Leases (including leases that are classified as “Financing Leases” for purposes of GAAP) in conformity with GAAP on the Effective Date shall be considered Capitalized Leases as of the date such change is applied hereunder, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith; provided, that all leases entered into after the date such change is applied hereunder shall be capitalized.
9.9.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10.    Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders, the LC Issuers and the Administrative Agent on the other hand shall be solely that of Company and lender. Neither the Administrative Agent, any Arranger, any LC Issuer nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Administrative Agent, any Arranger, any LC Issuer nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations. Each Borrower agrees that neither the Administrative Agent, any Arranger, any LC Issuer nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. No party hereto shall have any liability with respect to, and each party hereto hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by it in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby; provided that the foregoing shall not limit the Company’s obligations set forth in Section 9.6. It is agreed that neither Arranger shall, in its capacity as such, have any duties or responsibilities under the Agreement or any other Loan Document. Each Lender acknowledges that it has not relied and will not rely on any Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.
9.11.    Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Company in connection with this Agreement in confidence (other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry), except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, and, in each case, their respective employees, directors, and officers, (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender or to a Transferee, (iii) as provided in Section 12.3(e), (iv) to regulatory officials, (v) to any Person as requested pursuant to or as required by law, regulation, or legal process, (vi) to any Person in connection with any legal proceeding to which it is a party, (vii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section 9.11 or (2) becomes available to the Administrative Agent, an LC Issuer, a Swing Line Lender or any other Lender on a non-confidential basis from a source other than the Company. Without limiting Section 9.4, the Company agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrowers and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information. Each Loan Party consents to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of such Loan Party in the form received from the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
9.12.    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.
9.13.    Disclosure. Each Borrower and each Lender hereby acknowledge and agree that JPMorgan and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Company and its Affiliates.
9.14.    USA PATRIOT ACT NOTIFICATION. The following notification is provided to each Borrower pursuant to Section 326 of the PATRIOT Act:
Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Company and each other Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act.

9.15.    Guarantor Releases.
(a)    The Lenders authorize the Administrative Agent to release any Guarantor from its obligations under the Loan Documents if such Person is no longer required to be a Guarantor hereunder or if such Person is sold, transferred or assigned in accordance with and to the extent permitted by the terms of this Agreement. Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Guarantor from its obligations under the Guaranty if such Guarantor is no longer a Material Domestic Subsidiary. Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Loan Documents pursuant to the foregoing. In each case as specified hereto, the Administrative Agent may (and each Lender hereby authorizes the Administrative Agent to), at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release a Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents.
(b)    At such time as the principal and interest on the Loans, all Reimbursement Obligations, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations shall have been paid in full in cash, the Commitments shall have been terminated and no Facility LCs shall be outstanding, the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
9.16.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
9.17.    Material Non-Public Information.
(a)    EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION AS DESCRIBED IN SECTION 9.11 FURNISHED TO IT PURSUANT TO THIS

AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
9.18.    Existing Credit Agreement. Each of the signatories hereto that is also a party to the Existing Credit Agreement hereby agrees that any and all required notice periods under the Existing Credit Agreement in connection with the prepayment (if any) of any “Loans” and termination of any “Commitments” under the Existing Credit Agreement on the Effective Date are hereby waived and of no force and effect.
ARTICLE X

THE ADMINISTRATIVE AGENT
10.1.    Appointment; Nature of Relationship. JPMorgan is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights, powers and duties, and to take such actions on its behalf, as expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
10.2.    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and LC Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
10.3.    General Immunity. Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
10.4.    No Responsibility for Loans, Recitals, etc. Without limiting Section 10.3, neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Obligations or of any of such Borrower’s or any such guarantor’s respective Subsidiaries.
10.5.    Action on Instructions of Lenders.
(a)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and LC Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the LC Issuers with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(b)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the LC Issuers (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, (i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, LC Issuer or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby and (ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
10.6.    Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
10.7.    Reliance on Documents; Counsel.
(a)    The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.
(b)    Without limiting the foregoing, the Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by a Borrower, a Lender or an LC Issuer, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by any Borrower, any Subsidiary, any Lender or any LC Issuer as a result of, any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or LC Issuer, or any Equivalent Amount or Dollar Amount.
(c)    In addition, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 12.3, (ii) may rely on the Register to the extent set forth in this Agreement, (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or LC Issuer and shall not be responsible to any Lender or LC Issuer for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Facility LC, that by its terms must be fulfilled to the satisfaction of a Lender or an LC Issuer, may presume that such condition is satisfactory to such Lender or LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer sufficiently in advance of the making of such Loan or the issuance of such Facility LC and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(d)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuers, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of any Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Lender or Affiliate of a Lender holding a Funds Transfer and Deposit Account Liability or Hedging Liability owing by the Company or any of its Subsidiaries, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
10.8.    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (disregarding, for the avoidance of doubt, the exclusion of the Defaulting Lenders therein) (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(d) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
10.9.    Proceedings. In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any other obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuers and the Administrative Agent (including any claim under Sections 2.5, 2.10, 2.19, 3.1, 3.5 and 9.6) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each LC Issuer and each other holder of Obligations to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuers or the other holder of Obligations, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.6). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or LC Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or LC Issuer in any such proceeding.
10.10.    Rights as a Lender. With respect to its Commitment, Loans (including Swing Line Loans), LC Commitments and Facility LCs, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or LC Issuer, as the case may be. The terms “LC Issuer”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, LC Issuer or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the LC Issuers.
10.11.    Lender Credit Decision, Legal Representation.
(a)    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arrangers hereunder, neither the Administrative Agent nor the Arrangers shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Company or any of its Affiliates that may come into the possession of the Administrative Agent or any Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates. Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an assignment substantially in the form of Exhibit C (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(b)    Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.

10.12.    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time that it constitutes a Defaulting Lender by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Company (so long as no Event of Default has occurred and is continuing, with the Company’s consent, not to be unreasonably withheld or delayed) and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Company and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the LC Issuers and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and LC Issuer. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.6 as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.13.    Administrative Agent and Arranger Fees. The Company agrees to pay to the Administrative Agent and the Arrangers such fees as separately agreed between the Company, on the one hand, and the Administrative Agent and the applicable Arrangers, on the other hand (any such agreement, a “Fee Letter”), or as otherwise agreed from time to time.
10.14.    Delegation to Affiliates. Without limiting Section 10.6, the Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.
10.15.    Syndication Agent, Co-Documentation Agents, etc. Neither the Syndication Agent nor any Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement, but all such Persons shall have the benefit of the indemnities provided for hereunder. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.
10.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory, investment and tax advisors to the extent they have deemed appropriate and are responsible for making their own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and neither the Administrative Agent nor any Lender shall have any responsibility or liability to the Borrowers with respect thereto, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and each of the Lenders and their respective Affiliates is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services and may (A) provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers and other companies with which it may have commercial or other relationships and (B) be engaged in a broad range of other transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Company or its Affiliates. With respect to any securities and/or financial instruments so held by the Administrative Agent or any Lender or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have, and agrees not to assert any such claim, against the Administrative Agent and each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of this Agreement or any transaction contemplated hereby.
10.17.    Posting of Communications.
(a)    Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the LC Issuers by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, LC Issuers and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, LC Issuers and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY LC ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
(d)    Each Lender and LC Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and LC Issuer agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or LC Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders, the LC Issuers and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any LC Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
10.18.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)	such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Facility LC or the Commitments,

(ii)
the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement,

(iii)
(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Facility LCs, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c)    The Administrative Agent, and each Arranger, Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Facility LCs, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Facility LCs or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Facility LCs or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
10.19.    Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Loans is determined by reference to the Eurocurrency Base Rate, and the interest rate on Overnight Eurocurrency Loans is determined by reference to the Overnight Eurocurrency Base Rate, which, in each case, is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.3(c) of this Agreement, such Section 3.3(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 3.3, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans or Overnight Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Base Rate” of “Overnight Eurocurrency Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.3(c), will be similar to, or produce the same value or economic equivalence of, the Eurocurrency Base Rate or Overnight Eurocurrency Base Rate, as the case may be, or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE XI

SETOFF; RATABLE PAYMENTS
11.1.    Setoff. Each Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of such Borrower with such Lender or any Affiliate of such Lender (the “Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Event of Default occurs and is continuing, each Borrower authorizes each Lender to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders or whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a Lending Installation of such Lender; provided, that in the event that any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.2.    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Revolving Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1.    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have any right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
12.2.    Participations.
(a)    Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (other than any Ineligible Institution) (“Participants”) participating interests in any Revolving Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Revolving Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
(b)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Revolving Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.
(c)    Benefit of Certain Provisions. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. Each Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (ii) a Participant shall not be entitled to receive any greater payment under Section 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account (A) except to the extent such entitlement to receive a greater payment results from a change in treaty, law or regulation (or any change in the interpretation or administration thereof by any Governmental Authority) that occurs after the Participant acquired the applicable participation and (B), in the case of any Participant that would be a Non-U.S. Lender if it were a Lender, such Participant agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Revolving Exposure, any Note, any Commitment or any other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Exposure, any Note, any Commitment or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Exposure, any Note, any Commitment or any other obligations under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
12.3.    Assignments.
(a)    Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) . Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Revolving Exposure of the assigning Lender or (unless each of the Company and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Revolving Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.
(b)    Consents. The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Company shall not be required if an Event of Default has occurred and is continuing; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. The consent of the Administrative Agent shall be required prior to an assignment becoming effective; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment. The consent of each of the LC Issuers and the Swing Line Lenders shall be required prior to an assignment becoming effective. Any consent required under this

Section 12.3(b) other than with respect to the LC Issuers or the Swing Line Lenders shall not be unreasonably withheld or delayed.
(c)    Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment (or, to the extent applicable, an agreement incorporating an assignment and assumption reasonably acceptable to the Administrative Agent by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the assignment and assumption are participants), together with any consents required by Sections 12.3(a) and 12.3(b), and (ii) payment by the assigning Lender of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Revolving Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire (in a form provided by the Administrative Agent) in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Revolving Exposure assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
(d)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)    Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
ARTICLE XIII

NOTICES
13.1.    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except as provided in paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to any Borrower, to it at c/o Plexus Corp., One Plexus Way, P.O. Box 156, Neenah, Wisconsin 54957-0156, Attention: Treasurer, Facsimile: 920-752-5395, Email: Florence.Makope@plexus.com and PLXS-GHQ.Treasury.Team@plexus.com;

(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, Illinois 60603, Attention of April Yebd (Telecopy No. (844) 490-5663; Email: JPM.agency.cri@jpmchase.com), with a copy to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, 3rd Floor, Dallas, Texas 75201 Attention of Maria Riaz (Telecopy No. (214) 965-2053);
(iii)    if to JPMorgan, as a Swing Line Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, Illinois 60603, Attention of April Yebd (Telecopy No. (844) 490-5663; Email: JPM.agency.cri@jpmchase.com);
(iv)    if to JPMorgan, as an LC Issuer, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, Illinois 60603, Attention of Kavita Ujjni (Telecopy No. (855) 609-9959) (Email: Chicago.LC.Agency.Activity.Team@jpmchase.com);
(v)    if to U.S. Bank, as a Swing Line Lender, to it at U.S. Bank National Association, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Steve Carlton, Facsimile: 414-765-4430;
(vi)    if to U.S. Bank, as an LC Issuer, to it at U.S. Bank National Association, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Steve Carlton, Facsimile: 414-765-4430; and
(vii)    if to a Lender or any other LC Issuer or Swing Line Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Approved

Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by Approved Electronic Platforms. The Administrative Agent or the Company may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.
ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION
14.1.    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
14.2.    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic

Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.
ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
15.1.    CHOICE OF LAW.THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF WISCONSIN, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
15.2.    CONSENT TO JURISDICTION.EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN MILWAUKEE, WISCONSIN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN MILWAUKEE, WISCONSIN.
15.3.    WAIVER OF JURY TRIAL.EACH BORROWER, THE ADMINISTRATIVE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
ARTICLE XVI
CROSS-GUARANTEE
16.1    In order to induce the Lenders and their Affiliates to extend credit to the other Borrowers hereunder and to incur any Funds Transfer and Deposit Account Liabilities and Hedging Liabilities of the Company and its Subsidiaries, but subject to Section 16.10, each Borrower hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations. Each Borrower further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation. Each of the Borrowers hereby irrevocably and unconditionally agrees, jointly and severally with the other Borrowers, that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Administrative Agent, the LC Issuers and the Lenders immediately on demand against any cost, loss or liability they incur as a result of any other Borrower or any of its Affiliates not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Borrower under this Article XVI on the date when it would have been due (but so that the amount payable by each Borrower under this indemnity will not exceed the amount which it would have had to pay under this Article XVI if the amount claimed had been recoverable on the basis of a guarantee).
16.2    Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent, any LC Issuer or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document, any agreement, document or instrument evidencing any Funds Transfer and Deposit Account Liability or Hedging Liability owing by the Company or any Subsidiary to any Lender or Affiliate of a Lender, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.
16.3    Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any LC Issuer or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, any LC Issuer or any Lender in favor of any Borrower or any other Person.
16.4    The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.
16.5    Each Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent, any LC Issuer or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a holder of the Obligations in its discretion).
16.6    In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any LC Issuer or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, any LC Issuer or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, any LC Issuer or any Lender in cash an amount equal to the unpaid principal amount of the Obligations then due, together with accrued and unpaid interest thereon. Each Borrower further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other payment office identified by the Administrative Agent in writing and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any LC Issuer or any Lender, disadvantageous to the Administrative Agent, any LC Issuer or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other payment office as is designated by the Administrative Agent in writing and, as a separate and independent obligation, shall indemnify the Administrative Agent, any LC Issuer and any Lender against any losses or reasonable and documented out-of-pocket expenses that it shall sustain as a result of such alternative payment.
16.7    Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent, the LC Issuers and the Lenders.
16.8    Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment in cash of the Obligations.
16.9    Each Borrower hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Article XVI or the Guaranty, as applicable, in respect of swaps (provided, however, that each Borrower shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article XVI voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Borrower intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
16.10    Notwithstanding anything contained in this Article XVI to the contrary, no Subsidiary Borrower that is a Foreign Subsidiary shall be liable hereunder for any of the Loans made to, or any other Obligation incurred solely by or on behalf of, the Company or any other Loan Party which is a Domestic Subsidiary, in each case, to the extent the guarantee of such Obligations by such Foreign Subsidiary would result in materially adverse tax consequences to the Company and its Subsidiaries (as reasonably determined in good faith by the Company in consultation with the Administrative Agent).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrowers, the Lenders, the LC Issuers and the Administrative Agent have executed this Agreement as of the date first above written.

PLEXUS CORP.,
as the Company

By	/s/ Patrick J. Jermain
Name: Patrick J. Jermain
Title: Executive Vice President and Chief Financial Officer

Signature Page to
Plexus Corp. Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as a Lender, as a Swing Line Lender, as an LC Issuer and as Administrative Agent

By	/s/ Maria Riaz
Name: Maria Riaz
Title: Vice President

Signature Page to
Plexus Corp. Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender, as a Swing Line Lender, as an LC Issuer and as Syndication Agent

By	/s/ Caroline V. Krider
Name: Caroline V. Krider
Title: SVP & Milwaukee Market Leader

Signature Page to
Plexus Corp. Credit Agreement

PNC, NATIONAL ASSOCIATION, as a Co-Documentation Agent and individually as a Lender

By	/s/ Joseph Vehec
Name: Joseph Vehec
Title: Vice President

Signature Page to
Plexus Corp. Credit Agreement

BANK OF AMERICA, N.A., as a Co-Documentation Agent and individually as a Lender

By	/s/ Steven K. Kessler
Name: Steven K. Kessler
Title: Senior Vice President

Signature Page to
Plexus Corp. Credit Agreement

MUFG BANK, LTD., as a Co-Documentation Agent and individually as a Lender

By	/s/ Lillian Kim
Name: Lillian Kim
Title: Director

Signature Page to
Plexus Corp. Credit Agreement

HSBC BANK USA, N.A., as a Co-Documentation Agent and individually as a Lender

By	/s/ Joseph Philbin
Name: Joseph Philbin
Title: Senior Vice President

Signature Page to
Plexus Corp. Credit Agreement

BANK OF THE WEST, as a Co-Documentation Agent and individually as a Lender

By	/s/ David Wang
Name: David Wang
Title: Director

Signature Page to
Plexus Corp. Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Co-Documentation Agent and individually as a Lender

By	/s/ Thomas J. Fameree
Name: Thomas J. Fameree
Title: Senior Vice President

Signature Page to
Plexus Corp. Credit Agreement

ASSOCIATED BANK, N.A., as a Lender

By	/s/ Julian LaMue
Name: Julian LaMue
Title: Senior Vice President

Signature Page to
Plexus Corp. Credit Agreement

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Eurocurrency Rate	1.00%	1.10%	1.375%	1.50%	1.75%
Base Rate	0.00%	0.00%	0.00%	0.25%	0.50%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Commitment Fee	0.10%	0.125%	0.15%	0.20%	0.25%
For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.1(a) or (b).
“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.00 to 1.00.
“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.75 to 1.00.
“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 2.50 to 1.00.
“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than or equal to 3.00 to 1.00.
“Level V Status” exists at any date if the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.
“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Status as reflected in the then most recent Financials. Notwithstanding any term herein to the contrary, as of the date hereof (and until the date of the adjustment to the Applicable Margin or Applicable Fee Rate as contemplated hereby based on the Administrative Agent’s receipt of the Financials for the first full fiscal quarter of the Company ending after the Effective Date), the Company shall be deemed to be at Level II Status. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of such Financials is required until the first day of the first fiscal month immediately following the next such date on which delivery of such Financials of the Company and its Subsidiaries is so required. If the Company fails to deliver the Financials to the Administrative Agent at the time required pursuant to

Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five (5) days after such Financials are so delivered.

SCHEDULE 1
Commitments

Lender	Commitment	Total Commitment Percentage
JPMORGAN CHASE BANK, N.A.	$50,000,000	14.285714287%
U.S. BANK NATIONAL ASSOCIATION	$50,000,000	14.285714287%
PNC BANK, NATIONAL ASSOCIATION	$37,000,000	10.571428571%
BANK OF AMERICA, N.A.	$37,000,000	10.571428571%
MUFG BANK, LTD.	$37,000,000	10.571428571%
HSBC BANK USA, N.A.	$37,000,000	10.571428571%
BANK OF THE WEST	$37,000,000	10.571428571%
WELLS FARGO BANK, NATIONAL ASSOCIATION	$37,000,000	10.571428571%
ASSOCIATED BANK	$28,000,000	8.000000000%
TOTAL COMMITMENTS	$350,000,000	100.000000000%

SCHEDULE 2
LC Commitments

LC Issuer	LC Commitment
JPMORGAN CHASE BANK, N.A.	$5,000,000
U.S. BANK NATIONAL ASSOCIATION	$5,000,000

EXHIBIT A
FORM OF OPINION

[Attached].

EXH. A-1

EXHIBIT B

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement Described Below
This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of May 15, 2019 (as amended, modified, renewed, restated or extended from time to time, the “Agreement”) among Plexus Corp. (the “Company”), the Subsidiary Borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as an LC Issuer. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected [chief financial officer][treasurer] of the Company;
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
4.    Schedule I attached hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
5. Schedule II hereto sets forth the determination of the interest rates to be paid for Advances, the LC Fee rates and the commitment fee rates commencing on the first day of the first fiscal month following the delivery hereof.
6. Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance.
7. Schedule IV attached hereto sets forth financial data and computations evidencing the Company’s and its Subsidiaries’ compliance with the limitations set forth in the Agreement on Permitted Factoring Transactions and Qualified Receivables Transactions, all of which data and computations are true, complete and correct.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

EXH. B-1

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this __ day of _______, ___.

_________________________
Name:
Title: [chief financial officer]
[treasurer]

EXH. B-2

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of [_________], 20[__] with
Provisions of Section 6.18 of the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE
Company’s Applicable Margin Calculation

SCHEDULE III TO COMPLIANCE CERTIFICATE
Reports and Deliveries Currently Due

SCHEDULE IV TO COMPLIANCE CERTIFICATE
Compliance as of [_________], 20[__] with
Limitations on Permitted Factoring Transactions
and Qualified Receivables Transactions

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swing line loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/ Approved Fund of [identify Lender][1]

3.	Borrower(s):	Plexus Corp. and certain Subsidiary Borrowers

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the agent under the Credit Agreement.

5.	Credit Agreement:
The Credit Agreement dated as of May 15, 2019 among Plexus Corp., the Subsidiary Borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

_____________________________
1 Select as applicable.

EXH. C-1

6.	Assigned Interest:

		Aggregate Amount of Commitments/Loans for all Lenders[2]	Amount of Commitment/Loans Assigned[3]	Percentage Assigned of Commitment/Loans[4]
		$[____________]	$[____________]	[_______]%
		$[____________]	$[____________]	[_______]%
		$[____________]	$[____________]	[_______]%

7.	Trade Date:	[______________________][5]

Effective Date: [____________________], 20[__] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

_____________________________
2 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
3 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
5 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

EXH. C-2

ASSIGNOR
[NAME OF ASSIGNOR]

By:_________________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:_________________________________
Title:

[Consented to and][6] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:____________________________
Title:

[Consented to:][7]

[NAME OF RELEVANT PARTY]

By:____________________________
Title:

____________________________
6 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
7 To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, LC Issuer) is required by the terms of the Credit Agreement.

EXH. C-3

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of the Company, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Arranger or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee, including without limitation with respect to its tax status, pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Reimbursement Obligations, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Wisconsin.

EXHIBIT D

FORM OF [BORROWING][CONVERSION/CONTINUATION] NOTICE

TO:    JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) under that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of May 15, 2019 among Plexus Corp. (the “Company”), the Subsidiary Borrowers party thereto, the financial institutions party thereto, as lenders (the “Lenders”), and the Administrative Agent.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.
[The undersigned Borrower hereby gives to the Administrative Agent a request for borrowing pursuant to Section 2.8 of the Credit Agreement, and the undersigned Borrower hereby requests to borrow on [_______________], 20[__] (the “Borrowing Date”):
(a) from the Lenders, on a pro rata basis, an aggregate principal Dollar Amount of $[___________] in Revolving Loans as:
1.     a Base Rate Advance (in Dollars)
2.     a Eurocurrency Advance with the following characteristics:
Interest Period of [_______] month(s)
Agreed Currency: [________]
[(b) from [JPMorgan][U.S. Bank], as Swing Line Lender, a Swing Line Loan (in Dollars) of $[____________] bearing interest at:
1.     Alternate Base Rate plus agreed applicable margin of [____]%
2.      Overnight Eurocurrency Rate]8
Location and number of the applicable Borrower’s account to which funds are to be disbursed:
[_______]
[Pursuant to Section 2.9 of the Credit Agreement, the undersigned Borrower hereby requests to [continue] [convert] the interest rate on a portion of its Loan in the outstanding principal amount of $[____________] on [_______________], 20[__] as follows:

____________________________
8 Swing Line Loans only available to the Company.

EXH. D-1

to convert such Eurocurrency Advance to a Base Rate Advance of the same type as of the last day of the current Interest Period for such Eurocurrency Advance.
to convert such Base Rate Advance to a Eurocurrency Advance of the same type with an Interest Period of [_______] month(s).
to continue such Eurocurrency Advance on the last day of its current Interest Period as a Eurocurrency Advance of the same type with an Interest Period of [_______] month(s).]9
The undersigned hereby certifies to the Administrative Agent and the Lenders that (i) the representations and warranties set forth in Article V of the Credit Agreement are (a) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (b) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date; (ii) [at the time of and immediately after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing][the Borrowers are in full compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of the [continuation][conversion] contemplated hereby]; and (iii) all other relevant conditions set forth in Section 4.2 of the Credit Agreement have been satisfied.

____________________________
9 To be included and completed as appropriate for a request to continue or convert the interest rate on a portion of the Loans outstanding.

EXH. D-2

IN WITNESS WHEREOF, the undersigned has caused this [Borrowing][Continuation/Conversion] Notice to be executed by its authorized officer as of the date set forth below.
Dated: _______________, 20__

By:
Name:
Title:

EXH. D-3

EXHIBIT E

NOTE
[Date]
[Plexus Corp., a Wisconsin corporation][INSERT OTHER BORROWER] (the “Borrower”), promises to pay to the order of [____________________________________] (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of JPMorgan Chase Bank, N.A., as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of May 15, 2019 (which, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time, is herein called the “Agreement”), among [Plexus Corp., a Wisconsin corporation,] [the Borrower,] the [other] Subsidiary Borrowers party thereto, the lenders party thereto, including the Lender, the LC Issuers and JPMorgan Chase Bank, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
In the event of default hereunder, the undersigned agree to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
[Signature Page Follows]

EXH. E-1

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF WISCONSIN WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

[PLEXUS CORP., a Wisconsin corporation] [OTHER BORROWER]
By:
Print Name:
Title:

EXH. E-2

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF PLEXUS CORP.,
DATED [__________], 20[_]

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXH. E-3

EXHIBIT F

FORM OF INCREASING LENDER SUPPLEMENT
INCREASING LENDER SUPPLEMENT, dated [__________], 20[__] (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of May 15, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Plexus Corp. (the “Company”), the Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, pursuant to Section 2.26 of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment and/or to participate in such a tranche;
WHEREAS, the Company has given notice to the Administrative Agent of its intention to [increase the Aggregate Commitment] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.26 of the Credit Agreement; and
WHEREAS, pursuant to Section 2.26 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Company and the Administrative Agent this Supplement;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Commitment increased by $[__________], thereby making the aggregate amount of its total Commitments equal to $[__________]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[__________] with respect thereto].
2. The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.
4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.
5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

EXH. F-1

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF INCREASING LENDER]
By:____________________________________
Name:
Title:

Accepted and agreed to as of the date first written above:
[____________________________________]

By:______________________________________

Name:

Title:

Acknowledged as of the date first written above:
JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:______________________________________
Name:
Title:

EXH. F-2

EXHIBIT G

FORM OF AUGMENTING LENDER SUPPLEMENT
AUGMENTING LENDER SUPPLEMENT, dated [__________], 20[__] (this “Supplement”), to the Credit Agreement, dated as of May 15, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Plexus Corp. (the “Company”), the Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, the Credit Agreement provides in Section 2.26 thereof that any bank, financial institution or other entity may [extend Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.    The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Commitment with respect to Revolving Loans of $[__________]] [and] [a commitment with respect to Incremental Term Loans of $[__________]].
2.    The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
3.    The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
[___________]

EXH. G-1

4.    The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
5.    Terms defined in the Credit Agreement shall have their defined meanings when used herein.
6.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.
7.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[remainder of this page intentionally left blank]

EXH. G-2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF AUGMENTING LENDER]
By:
Name:
Title:
Accepted and agreed to as of the date first written above:
[_____________________________________]

By:_____________________________________

Name:

Title:

Acknowledged as of the date first written above:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By:_____________________________________

Name:

Title:

EXH. G-3

EXHIBIT H

LIST OF CLOSING DOCUMENTS
PLEXUS CORP.
AND CERTAIN SUBSIDIARY BORROWERS
CREDIT FACILITIES

May 15, 2019

LIST OF CLOSING DOCUMENTS10

A.    LOAN DOCUMENTS

1.
Credit Agreement dated as of May 15, 2019 (the “Credit Agreement”), among Plexus Corp., a Wisconsin corporation (the “Company”), the subsidiaries of the Company party thereto from time to time as borrowers (the “Subsidiary Borrowers” and, collectively with the Company, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), evidencing a revolving credit facility to the Borrowers from the Lenders in an initial aggregate principal amount of up to $350,000,000.

SCHEDULES

Pricing Schedule
Schedule 1    Commitments
Schedule 2    LC Commitments
Schedule 5.8    Subsidiaries
Schedule 5.14    Properties
Schedule 6.10    Indebtedness
Schedule 6.13    Investments
Schedule 6.15    Liens

EXHIBITS

Exhibit A    Form of Opinion
Exhibit B    Form of Compliance Certificate
Exhibit C    Form of Assignment and Assumption Agreement
Exhibit D    Form of Borrowing Notice
Exhibit E    Form of Note
Exhibit F    Form of Increasing Lender Supplement
Exhibit G    Form of Augmenting Lender Supplement
Exhibit H    List of Closing Documents
Exhibit I    Form of Borrowing Subsidiary Agreement
Exhibit J    Form of Borrowing Subsidiary Termination

____________________________
10 Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

EXH. H-1

2.	Notes executed by the initial Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.13(d) of the Credit Agreement.

3.	Guaranty executed by the initial Guarantors (collectively with the initial Borrowers, the “Loan Parties”) in favor of the Administrative Agent.

C.	CORPORATE DOCUMENTS

4.
Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the Operating Agreement or other organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, (iv) the Good Standing Certificate (or analogous documentation if applicable) for such Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction and (v) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of each initial Borrower) authorized to request an Advance or the issuance of a Facility LC under the Credit Agreement.

D.    OPINION

5.     Opinion of Quarles & Brady LLP, counsel for the Loan Parties.

E.    CLOSING CERTIFICATES AND MISCELLANEOUS

6.
A Certificate signed by an Authorized Officer of the Company certifying the following: on the date of the initial Credit Extension (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V of the Credit Agreement are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

7.
Payoff documentation providing evidence satisfactory to the Administrative Agent that the credit facility evidenced by the Existing Credit Agreement has been terminated and cancelled (along with all of the agreements, documents and instruments delivered in connection therewith) and all Indebtedness owing thereunder has been repaid and any and all liens thereunder shall have been terminated and released.

EXH. H-2

EXHIBIT I
[FORM OF]
BORROWING SUBSIDIARY AGREEMENT
BORROWING SUBSIDIARY AGREEMENT dated as of [_____], among Plexus Corp., a Wisconsin corporation (the “Company”), [Name of Foreign Subsidiary Borrower], a [__________] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).
Reference is hereby made to the Credit Agreement dated as of May 15, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Subsidiary Borrower. In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in the Credit Agreement. [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party: [______________].]
Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date. [The Company and the New Borrowing Subsidiary further represent and warrant that the execution, delivery and performance by the New Borrowing Subsidiary of the transactions contemplated under this Agreement and the use of any of the proceeds raised in connection with this Agreement will not contravene or conflict with, or otherwise constitute unlawful financial assistance under, Sections 677 to 683 (inclusive) of the United Kingdom Companies Act 2006 of England and Wales (as amended).]1 [INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS] The Company agrees that the guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.
This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.
[Signature Page Follows]

____________________________
1 To be included only if a New Borrowing Subsidiary will be a Borrower organized under the laws of England and Wales

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.
PLEXUS CORP.
By:
Name:
Title:
[NAME OF NEW BORROWING SUBSIDIARY]
By:
Name:
Title:
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT J
[FORM OF]
BORROWING SUBSIDIARY TERMINATION
JPMorgan Chase Bank, N.A.
as Administrative Agent
for the Lenders referred to below
[Date]
Ladies and Gentlemen:
The undersigned, Plexus Corp., a Wisconsin corporation (the “Company”), refers to the Credit Agreement dated as of May 15, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Company hereby terminates the status of [______________] (the “Terminated Borrowing Subsidiary”) as a Subsidiary Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to, or Facility LCs issued for the account of, the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to, and all Facility LCs issued for the account of, the Terminated Borrowing Subsidiary shall have been prepaid and cancelled (or Cash Collateralized), as the case may be, and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Advances under the Credit Agreement.]
[Signature Page Follows]

This instrument shall be construed in accordance with and governed by the laws of the State of Wisconsin.
Very truly yours,
PLEXUS CORP.
By:
Name:
Title:
Copy to:    JPMorgan Chase Bank, N.A.
[____]
[____]

EXECUTION VERSION
GUARANTY
THIS GUARANTY (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of May 15, 2019 by and among each of the Subsidiaries of Plexus Corp. (the “Borrower”) listed on the signature pages hereto (each an “Initial Guarantor”) and those additional Subsidiaries of the Borrower which become parties to this Guaranty by executing a supplement hereto (a “Guaranty Supplement”) in the form attached hereto as Annex I (such additional Subsidiaries, together with the Initial Guarantors, the “Guarantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), for the benefit of the Lenders under the Credit Agreement described below. Unless otherwise defined herein, capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
W I T N E S S E T H :
WHEREAS, the Borrower, the financial institutions from time to time party thereto (collectively, the “Lenders”), and the Administrative Agent have entered into that certain Credit Agreement of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which Credit Agreement provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to or for the benefit of the Borrower;
WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Credit Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Borrower required to execute this Guaranty pursuant to Section 6.19 of the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors, without limitation and with full recourse, shall guarantee the payment when due of all Obligations, including, without limitation, all principal, interest, letter of credit reimbursement obligations and other amounts that shall be at any time payable by the Borrower under the Credit Agreement or the other Loan Documents; and
WHEREAS, in consideration of the direct and indirect financial and other support and benefits that the Borrower has provided, and such direct and indirect financial and other support and benefits as the Borrower may in the future provide, to the Guarantors, and in consideration of the increased ability of each Guarantor that is a Subsidiary of the Borrower to receive funds through contributions to capital, and for each Guarantor to receive funds through intercompany advances or otherwise, from funds provided to the Borrower pursuant to the Credit Agreement and the flexibility provided by the Credit Agreement for each Guarantor to do so which significantly facilitates the business operations of the Borrower and each Guarantor and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, and to make the Loans and the other financial accommodations to the Borrower and to issue the Facility LCs described in the Credit Agreement, each of the Guarantors is willing to guarantee the Obligations under the Credit Agreement and the other Loan Documents;
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Representations, Warranties and Covenants. Each of the Guarantors represents and warrants to each Lender and the Administrative Agent as of the date of this Guaranty, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Effective Date, and thereafter on each date as required by Section 4.2 of the Credit Agreement that:
(a)It (i) is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept is applicable) under the laws of each jurisdiction where the business conducted by it makes such qualification necessary, and (iii) has all requisite corporate, partnership or limited liability company power and authority, as the case may be, to own, operate and encumber its property and to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted.
(b)It has the requisite corporate, limited liability company or partnership, as applicable, power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper corporate, limited liability company or partnership proceedings, including any required shareholder, member or partner approval, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally.
(c)Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the terms and provisions hereof, will (i) conflict with the charter or other organizational documents of such Guarantor, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any law, rule, regulation, order, writ, judgment, injunction, decree or award (including, without limitation, any environmental property transfer laws or regulations) applicable to such Guarantor or any provisions of any indenture, instrument or agreement to which the Borrower or any of the Borrower’s Subsidiaries is party or is subject or by which it or its property is bound or affected, or require termination of any such indenture, instrument or agreement, (iii) result in the creation or imposition of any Lien whatsoever upon any of the property or assets of such Guarantor, other than Liens permitted or created by the Loan Documents, or (iv) require any approval of such Guarantor’s board of directors, shareholders, members, partners or unitholders except such as have been obtained. The execution, delivery and performance by such Guarantor of each of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any environmental property transfer act or environmental laws or regulations, except filings, consents or notices which have been made.
(d)It has no Indebtedness other than Indebtedness permitted under Section 6.10 of the Credit Agreement.
(e)As of the date hereof, and each day that the Borrower or a Subsidiary enters into a swap, such Guarantor is an “eligible contract participant” as defined in the Commodity Exchange Act.
In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment or Facility LC outstanding under the Credit Agreement or any amount payable under the Credit Agreement or any other Obligations shall remain unpaid, it will, and, if necessary, will cause the Borrower to, fully comply with those covenants and agreements of the Borrower applicable to such Guarantor set forth in the Credit Agreement.

Section 2.The Guaranty. Each of the Guarantors hereby irrevocably and unconditionally guarantees, jointly and severally with the other Guarantors, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to the Borrower pursuant to the Credit

Agreement, (ii) obligations owing under or in connection with Facility LCs, (iii) all other amounts payable by the Borrower under the Credit Agreement and the other Loan Documents, and including, without limitation, all Hedging Liabilities and obligations in respect of Funds Transfer and Deposit Account Liabilities (but excluding, for the avoidance of doubt, all Excluded Swap Obligations), and (iv) the punctual and faithful performance, keeping, observance, and fulfillment by the Borrower of all of the agreements, conditions, covenants, and obligations of the Borrower contained in the Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations”). Upon the failure by the Borrower, or any of its Affiliates, as applicable, to pay punctually any such amount or perform such obligation, subject to any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement or the relevant other Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

Section 3.Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(i)any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;
(ii)any modification or amendment of or supplement to the Credit Agreement, any agreement evidencing Hedging Transactions, any agreement evidencing Funds Transfer and Deposit Account Liabilities or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;
(iii)any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;
(iv)any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;
(v)the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the

Administrative Agent, any Lender or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(vi)the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any agreement evidencing Hedging Transactions, any agreement evidencing Funds Transfer and Deposit Account Liabilities or any other Loan Document, or any provision of applicable law, decree, order or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;
(vii)the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;
(viii)the election by, or on behalf of, any one or more of the Lenders, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (or any successor statute, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code or any other applicable federal, state, provincial, municipal, local or foreign law relating to such matters;
(ix)any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code or any other applicable federal, state, provincial, municipal, local or foreign law relating to such matters;
(x)the disallowance, under Section 502 of the Bankruptcy Code or any other applicable federal, state, provincial, municipal, local or foreign law relating to such matters, of all or any portion of the claims of the Lenders or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;
(xi)the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or
(xii)any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder or otherwise reduce, release, prejudice or extinguish its liability under this Guaranty.

Section 4.Continuing Guarantee; Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall constitute a continuing and irrevocable guarantee of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash (other than Unliquidated Obligations that have not yet arisen) and the Commitments and all Facility LCs issued under the Credit Agreement shall have terminated or expired or, in the case of all Facility LCs, are fully Cash Collateralized, at which time, subject to all the foregoing conditions, the guarantees made hereunder shall automatically terminate. For purposes of this Guaranty “Unliquidated Obligations” means at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse an LC Issuer for drawings not yet made under a Facility LC issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations. If at any time any payment of the principal of or interest on any Loan, Obligation or any other amount payable by the Borrower or any other party under the Credit Agreement, any agreement evidencing Hedging Transactions, any agreement evidencing Funds Transfer and Deposit Account Liabilities or any other Loan Document (including a payment effected through exercise of a right of setoff) is rescinded, or is or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Lender in its discretion), each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated, but if currency control or exchange regulations are imposed in the country which issues such currency with the result that such currency (the “Original Currency”) no longer exists or the relevant Guarantor is not able to make payment in such Original Currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations.

Section 5.General Waivers; Additional Waivers.
(a)General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein or under the other Loan Documents, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.
(b)Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by law:
(i)any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;
(ii)(1) notice of acceptance hereof; (2) notice of any Loans, Facility LCs or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (3) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Administrative Agent and the Lenders to ascertain the amount of the Guaranteed Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (6) notice of any Default or Event of Default; and (7) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;
(iii)its right, if any, to require the Administrative Agent and the other Lenders to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Lenders has or may have against, the other Guarantors or any third party, or against any collateral provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid in full in cash) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;
(iv)(a) any rights to assert against the Administrative Agent and the other Lenders defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Lenders; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Administrative Agent’s and the other Lenders’ rights or remedies against the other guarantor of the Guaranteed Obligations; (2) the alteration by the Administrative Agent and the other Lenders of the Guaranteed Obligations; (3) any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Lenders by operation of law as a result of the Administrative Agent’s and the other Lenders’ intervention or omission; or (4) the acceptance by the Administrative Agent and the other Lenders of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor's liability hereunder; and
(v)any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the Lenders; or (b) any election by the Administrative Agent and the other Lenders under the Bankruptcy Code, to limit the amount of, or any collateral securing, its claim against the Guarantors.

Section 6.Subordination of Subrogation; Subordination of Intercompany Indebtedness.
(a)Subordination of Subrogation. Until the Guaranteed Obligations have been fully and finally performed and indefeasibly paid in full in cash (other than Unliquidated Obligations), the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which the LC Issuer, any of the Lenders or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and until such time the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Lenders, the LC Issuer and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Lenders, the LC Issuer or the Administrative Agent. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the payment in full in cash of the Guaranteed Obligations until the Guaranteed Obligations are indefeasibly paid in full in cash (other than Unliquidated Obligations) and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash (other than Unliquidated Obligations that have not yet arisen). Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Lenders and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 6(a).
(b)Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against the Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Lenders and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document, any agreement evidencing Hedging Transactions or any agreement evidencing Funds Transfer and Deposit Account Liabilities have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Lenders, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Lenders and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Lenders, in precisely the form received (except for the endorsement or assignment of such Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Guarantor as the property of the Lenders. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until the Guaranteed Obligations (other than the Unliquidated Obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and the Lenders have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor.

Section 7.Contribution with Respect to Guaranteed Obligations.
(a)To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), termination or expiration of all Commitments and Facility LCs or, in the case of all Facility LCs, fully Cash Collateralized, and the termination of Credit Agreement, the agreements evidencing Hedging Transactions and the agreements evidencing Funds Transfer and Deposit Account Liabilities, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.
(c)This Section 7 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 7 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.
(d)The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
(e)The rights of the indemnifying Guarantors against other Guarantors under this Section 7 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or in the case of all Facility LCs, full Cash Collateralization), on terms reasonably acceptable to the Administrative Agent, of the Commitments and all Facility LCs issued under the Credit Agreement and the termination of the Credit Agreement, the agreements evidencing Hedging Transactions and the agreements evidencing Funds Transfer and Deposit Account Liabilities.

Section 8.Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Credit Agreement, any counterparty to any agreement evidencing Hedging Transactions, any agreement evidencing Funds Transfer and Deposit Account Liabilities or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any agreement evidencing Hedging Transactions, any agreement evidencing Funds Transfer and Deposit Account Liabilities or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

Section 9.Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 13.1 of the Credit Agreement with respect to the Administrative Agent at its notice address therein and, with respect to any Guarantor, in the care of the Borrower at the address of the Borrower set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose in accordance with the provisions of Section 13.1 of the Credit Agreement.

Section 10.No Waivers. No failure or delay by the Administrative Agent or any Lenders in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any agreement evidencing Hedging Transactions, any agreement evidencing Funds Transfer and Deposit Account Liabilities and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the Lenders and their respective successors and permitted assigns, provided, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of the Administrative Agent, and any such assignment in violation of this Section 11 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any agreement evidencing Hedging Transactions, any agreement evidencing Funds Transfer and Deposit Account Liabilities or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

Section 12.Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a Guaranty Supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent.

Section 13.Governing Law; Jurisdiction.
(a)THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF WISCONSIN.
(b)Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any United States federal or state court sitting in Milwaukee, Wisconsin, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Wisconsin State or, to the extent permitted by law, in such Federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Loan Document shall affect any right that the Administrative Agent, the LC Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.
(c)Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (b) of this Section. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 9 of this Guaranty, and each of the Guarantors hereby appoints the Borrower as its agent for service of process. Nothing in this Guaranty or any other Loan Document will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

Section 14.WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER GUARANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GUARANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GUARANTORS

HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15.No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

Section 16.Taxes, Expenses of Enforcement, Etc.
(a)Taxes. The provisions of Section 3.5 of the Credit Agreement shall apply to this Guaranty and all payments made by the Guarantors hereunder, mutatis mutandis.
(b)Expenses; Indemnities. The Guarantors agree to reimburse the Administrative Agent and the other Lenders and their respective Related Parties for any expenses, and to indemnify such Persons, in each case, subject to the terms and conditions set forth in Section 9.6 of the Credit Agreement, mutatis mutandis.

Section 17.Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Lender and the Administrative Agent may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, set off and apply toward the payment of all or any part of the Guaranteed Obligations any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated at any time held) and other obligations at any time owing by such Lender or the Administrative Agent or any of their Affiliates to or for the credit or the account of any Guarantor against any of and all the Guaranteed Obligations, irrespective of whether or not such Lender or the Administrative Agent shall have made any demand under this Guaranty and although such obligations may be unmatured. The rights of each Lender or the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Administrative Agent may have.

Section 18.Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, the other Guarantors and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Lenders or the Administrative Agent shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Lender or the Administrative Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Lender or the Administrative Agent shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Lender or the Administrative Agent, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

Section 19.Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

Section 20.Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between each such Guarantor and any Lender or the Administrative Agent.

Section 21.Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

Section 22.Judgment Currency. For the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by any Lender (including the Administrative Agent), as the case may be, of any sum adjudged to be so due in such other currency such Lender (including the Administrative Agent), as the case may be, may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other currency. If the amount of the Specified Currency so purchased is less than the sum originally due to such Lender (including the Administrative Agent), as the case may be, in the Specified Currency, each Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender (including the Administrative Agent), as the case may be, against such loss, and if the amount of the Specified Currency so purchased exceeds (a) the sum originally due to any Lender (including the Administrative Agent), as the case may be, in the Specified Currency and (b) amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such other Lender under Section 11.2 of the Credit Agreement, such Lender (including the Administrative Agent), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to such Guarantor.

Section 23.Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty or Article XVI of the Credit Agreement in respect of all Hedging Liabilities (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 23, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 23 shall remain in full force and effect until all Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid in full in cash (other than Unliquidated Obligations) and the Commitments and all Facility LCs issued under the Credit Agreement shall have terminated or expired or, in the case of all Facility LCs, are fully Cash Collateralized on terms reasonably acceptable to the Administrative Agent. Each Qualified ECP Guarantor intends that this Section 23 constitute, and this Section 23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. Notwithstanding anything herein to the contrary, if a Guarantor or a Swap Counterparty makes a written representation to the Lenders in connection with this Guaranty, a swap, or any master agreement governing a swap to the effect that such Guarantor is or will be an “eligible contract participant” as defined in the Commodity Exchange Act on the date the Guaranty becomes effective with respect to such swap (this date shall be the date of the execution of the swap if the corresponding Guaranty is then in effect, and otherwise it shall be the date of execution and delivery of such Guaranty unless the Guaranty specifies a subsequent effective date), and such representation proves to have been incorrect when made or deemed to have been made, the Lenders reserve all of their contractual and other rights and remedies, at law or in equity, including (to the extent permitted by applicable law) the right to claim, and pursue a separate cause of action, for damages as a result of such misrepresentation, provided that such Guarantor’s liability for such damages shall not exceed the amount of the Excluded Swap Obligations with respect to such swap. As used herein, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 24.Termination of Guarantors. The obligations of any Guarantor under this Guaranty shall automatically terminate in accordance with Section 9.15 of the Credit Agreement.

Section 25.Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Guaranty. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Guaranty and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each Initial Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

PLEXUS INTL. SALES & LOGISTICS, LLC

By	/s/ Patrick J. Jermain
Name: Patrick J. Jermain
Title: Vice President, Treasurer and Assistant Secretary

PLEXUS QS, LLC

By	/s/ Patrick J. Jermain
Name: Patrick J. Jermain
Title: Vice President, Treasurer and Assistant Secretary

PLEXUS INTERNATIONAL SERVICES, INC.

By	/s/ Patrick J. Jermain
Name: Patrick J. Jermain
Title: President

PTL INFORMATION TECHNOLOGY SERVICES CORP

By	/s/ Patrick J. Jermain
Name: Patrick J. Jermain
Title: President

PLEXUS MANAGEMENT SERVICES CORPORATION

By	/s/ Patrick J. Jermain
Name: Patrick J. Jermain
Title: Vice President, Treasurer and Assistant Secretary

Signature Page to Guaranty

PLEXUS AEROSPACE DEFENSE AND SECURITY SERVICES, LLC

By	/s/ Angelo M. Ninivaggi
Name: Angelo M. Ninivaggi
Title: Secretary

Signature Page to Guaranty

Acknowledged and Agreed to:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:/s/ Maria Riaz__________________________
Name: Maria Riaz
Title: Vice President

Signature Page to Guaranty

ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of May 15, 2019, made by each of the Subsidiaries of Plexus Corp. (the “Borrower”) listed on the signature pages thereto (each an “Initial Guarantor”, and together with any additional Subsidiaries which become parties to the Guaranty by executing Guaranty Supplements thereto substantially similar in form and substance hereto, the “Guarantors”), in favor of the Administrative Agent, for the ratable benefit of the Lenders, under the Credit Agreement. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guaranty.
By its execution below, the undersigned, [NAME OF NEW GUARANTOR], a [________________] [corporation] [partnership] [limited liability company] (the “New Guarantor”), agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 1 of the Guaranty are true and correct in all respects as of the date hereof.
IN WITNESS WHEREOF, the New Guarantor has executed and delivered this Annex I counterpart to the Guaranty as of this __________ day of _________, 20___.

[NAME OF NEW GUARANTOR]

By:____________________________________
Name:
Title: